      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 4, 2001
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                  SCHEDULE 14C
                                 (RULE 14c-101)

                INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                            ------------------------

CHECK THE APPROPRIATE BOX:

[X]  Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14C-5(d)(2))

[ ]  Definitive Information Statement

                           NEW ERA OF NETWORKS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

Payment of Filing Fee (check the appropriate box):  [ ]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

    (1) Title of each class of securities to which transaction applies: Common Stock, par value $0.0001 per share of New Era of Networks, Inc.

    (2) Aggregate number of securities to which transaction applies: 9,059,247

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

         (Set forth the amount on which the filing fee is calculated and state how it was determined): $6.03, based on the average of the high and low prices of New Era of Networks, Inc. common stock as reported on The Nasdaq National Market on May 1, 2001.

    (4) Proposed maximum aggregate value of transaction: $54,627,260

    (5) Total fee paid: $10,926*

[ ]  Fee paid previously with preliminary materials

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid: $62,694

    (2) Form, Schedule or Registration Statement No.: Form S-4, 333-57102

    (3) Filing Party: Sybase, Inc.

    (4) Date Filed: March 15, 2001
---------------
* This amount is completely offset by the $62,694 fee previously paid in connection with the filing of the Form S-4 by Sybase, Inc. on March 15, 2001, in connection with the first step of the transactions of which the merger that is the subject of this information statement is a part.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       PRELIMINARY INFORMATION STATEMENT

                                  [NEON LOGO]

                           NEW ERA OF NETWORKS, INC.
                         6550 S. GREENWOOD PLAZA BLVD.
                              ENGLEWOOD, CO 80111
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON MONDAY, JUNE 4, 2001

                                                                    May 14, 2001

To the Stockholders of New Era of Networks, Inc.:

     We will hold a special meeting of our stockholders on June 4, 2001 at 10:00 am, local time, at Sybase's executive offices located at 6475 Christie Avenue, Emeryville, CA 94608.

     As described in the enclosed Information Statement, at the special meeting, you will:

          1. Consider and vote upon a proposal to approve and adopt a reorganization agreement dated as of February 20, 2001, by and among New Era of Networks, Inc. ("NEON"), Sybase, Inc. ("Sybase") and Neel Acquisition Corp., a wholly-owned subsidiary of Sybase, providing for, among other things, the merger of Neel Acquisition Corp. with and into NEON. Following the merger, NEON will continue as the surviving corporation and will become a wholly-owned subsidiary of Sybase; and

          2. Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The NEON board of directors has approved the reorganization agreement and the merger.

     The merger will constitute the second and final step of the acquisition of NEON by Sybase. The first step was an exchange offer commenced by Sybase through Neel Acquisition Corp. on March 15, 2001 of 0.3878 of a share of Sybase common stock, par value $0.001 per share, for each outstanding share of NEON common stock, par value $0.0001 per share. The offer expired on April 11, 2001; a subsequent offering period commenced on April 12, 2001 and ended on April 26, 2001. Neel Acquisition Corp. acquired 29,642,458 shares of NEON (representing approximately 79.99% of the shares outstanding as of April 26, 2001).

     Upon the completion of the merger, each share of NEON common stock (other than shares owned by Sybase, NEON or any of their direct or indirect wholly-owned subsidiaries) which has not been exchanged or accepted for exchange in the offer will be converted into 0.3878 of a share of Sybase common stock (and cash in lieu of any fractional shares), the same consideration as in the exchange offer. Sybase currently anticipates that the merger will be completed on June 4, 2001, or as promptly as practicable thereafter.

     Holders of record of NEON common stock at the close of business on May 4, 2001 will be entitled to vote at the special meeting or any adjournment or postponement. As of the record date, Sybase and its affiliates own an aggregate of 29,642,458 shares, representing approximately 79.99% of all shares outstanding on that date. The approval of the holders of a majority of all outstanding shares is sufficient to approve and adopt the reorganization agreement and the merger. Therefore, Sybase can cause the merger to occur without the affirmative vote of any other stockholder.

     Please read the attached Information Statement carefully. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

     Please do not send in your share certificates at this time. If the merger is consummated, you will be sent a letter of transmittal for that purpose as soon as reasonably practicable thereafter.

                                          By Order of the NEON Board of
                                          Directors,

                                          /s/ GEORGE F. (Rick) ADAM

                                          George F. (Rick) Adam, Jr.
                                          Chairman and Chief Executive Officer

Englewood, Colorado
May 14, 2001

                       PRELIMINARY INFORMATION STATEMENT

                           NEW ERA OF NETWORKS, INC.
                              ONE GREENWOOD PLAZA
                         6550 S. GREENWOOD PLAZA BLVD.
                              ENGLEWOOD, CO 80111
                            ------------------------

                             INFORMATION STATEMENT

            SPECIAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 4, 2001
                            ------------------------

            WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                             NOT TO SEND US A PROXY

     This Information Statement is being furnished to the holders of common stock of New Era of Networks, Inc., a Delaware corporation ("NEON") in connection with the special meeting of stockholders of NEON to be held on June 4, 2001 at 10:00 am, local time, at Sybase's executive offices located at 6475 Christie Avenue, Emeryville, CA 94608, for the following purposes:

          1. To consider and vote upon a proposal to approve and adopt the reorganization agreement, dated February 20, 2001, among NEON, Sybase, Inc. ("Sybase") and Neel Acquisition Corp., a wholly-owned subsidiary of Sybase, and the merger, as described in this Information Statement; and

          2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The merger is the second step of Sybase's two-part acquisition of NEON. The first step was an exchange offer commenced by Neel Acquisition Corp. on March 15, 2001 of 0.3878 of a share of Sybase common stock, par value $0.001 per share, for each outstanding share of NEON common stock, par value $0.0001 per share. The offer expired on April 11, 2001; a subsequent offering period commenced on April 12, 2001 and ended on April 26, 2001. Neel Acquisition Corp. acquired 29,642,458 shares (representing approximately 79.99% of the shares outstanding as of April 26, 2001).

     Holders of record of NEON common stock at the close of business on May 4, 2001 will be entitled to vote at the special meeting or any adjournment or postponement.

     Sybase can cause the merger to occur without the affirmative vote of any other holder of shares.

     Please do not send any certificates for your stock at this time. Please read this Information Statement carefully.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     Information Statement dated May 4, 2001, and intended to be first mailed to stockholders on May 14, 2001.

                            ------------------------

                               TABLE OF CONTENTS
                            ------------------------

                                             PAGE
                                             ----
QUESTIONS AND ANSWERS ABOUT THE MERGER.....    1
RISK FACTORS...............................    5
  Risks Related to the Proposed Merger.....    5
  Risks Related to Sybase's Business.......    7
SELECTED HISTORICAL AND PRO FORMA FINANCIAL
  DATA.....................................   12
  Selected Historical Financial Data of
    Sybase.................................   12
  Selected Historical Financial Data of
    NEON...................................   13
  Selected Unaudited Pro Forma Combined
    Condensed Financial Data...............   14
  Comparative Per Share Data...............   14
  Comparative Market Price Information.....   15
UNAUDITED PRO FORMA COMBINED CONDENSED
  FINANCIAL STATEMENTS.....................   16
NOTES TO UNAUDITED PRO FORMA COMBINED
  CONDENSED FINANCIAL STATEMENTS...........   20
THE SPECIAL MEETING........................   22
  Time, Place, Date........................   22
  Purpose of the Special Meeting...........   22
  Record Date; Quorum; Outstanding Shares
    Entitled to Vote.......................   22
  Vote Required............................   22
  Surrender of Certificates and Payment
    Procedures.............................   22
  Treatment of NEON Stock Options and
    ESPP...................................   23

                                             PAGE
                                             ----
THE MERGER.................................   24
  Background of the Offer and the Merger...   24
  Sybase Reasons for the Offer and
    Merger.................................   27
  Recommendation and Reasons of NEON
    Board..................................   28
  Opinion of NEON Financial Advisor........   30
  Purpose and Structure of the Merger;
    Reasons of Sybase for the Merger.......   31
  Reorganization Agreement.................   31
  Delisting of NEON Shares Following the
    Merger.................................   33
  Regulatory Approvals.....................   33
  Accounting Treatment.....................   34
INTERESTS OF CERTAIN PERSONS IN THE
  MERGER...................................   34
MATERIAL FEDERAL INCOME TAX CONSEQUENCES...   36
COMPARATIVE PER SHARE MARKET PRICE AND
  DIVIDEND INFORMATION.....................   39
COMPARISON OF SYBASE AND NEON STOCKHOLDER
  RIGHTS...................................   40
BENEFICIAL SHARE OWNERSHIP BY PRINCIPAL
  STOCKHOLDERS AND MANAGEMENT..............   46
SECTION 16(a) BENEFICIAL OWNERSHIP
  REPORTING COMPLIANCE.....................   47
LEGAL MATTERS..............................   47
EXPERTS....................................   47
OTHER MATTERS..............................   47
WHERE YOU CAN FIND MORE INFORMATION........   47

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

     The merger of Neel Acquisition Corp., a wholly-owned subsidiary of Sybase, Inc., with and into NEON will constitute the second and final step of the acquisition of NEON by Sybase. The first step was an exchange offer, commenced by Sybase through its subsidiary on March 15, 2001, of 0.3878 of a share of Sybase common stock for each outstanding share of NEON common stock. The offer expired on April 11, 2001; a subsequent offering period commenced on April 12, 2001 and ended on April 26, 2001. Neel Acquisition Corp. acquired 29,642,458 shares representing approximately 79.99% of the shares outstanding as of April 26, 2001. The following are some questions you, as a stockholder of NEON, may have and the answers to those questions. We urge you to carefully read the remainder of this information statement because the information provided in these questions and answers is not complete and additional important information is contained in the remainder of this information statement. Stockholders are urged to read this information statement in its entirety.

WHEN AND WHERE IS THE SPECIAL MEETING?

     NEON will hold a special meeting of stockholders on June 4, 2001, at 10:00 am, local time, at 6475 Christie Avenue, Emeryville, CA 94608. See "The Special Meeting."

IS MY VOTE REQUIRED TO APPROVE THE MERGER?

     No. The affirmative vote of a majority of the votes entitled to be cast by the holders of all outstanding shares as of the record date will be required to approve and adopt the reorganization agreement. Sybase has agreed to vote all of the shares it owns in favor of the approval and adoption of the reorganization agreement. Because Sybase and its affiliates own approximately 79.99% of the outstanding shares on the record date, approval and adoption of the reorganization agreement is assured without the vote of any other stockholder. You are not being asked for a proxy and you are requested not to send one. If you wish to vote your shares, you may do so only by attending the special meeting. See "The Special Meeting -- Vote Required."

WHO ARE THE PARTIES TO THE TRANSACTION?

SYBASE, INC.
6475 Christie Avenue
Emeryville, California 94608
Telephone: (510) 922-3500

     Sybase provides the "heavy lifting infrastructure" needed to consolidate, integrate and manage large enterprises on the Web. Sybase's products and services include enterprise portal solutions, mobile and wireless solutions, and solutions in such vertical markets as financial services, telecommunications, and healthcare. Sybase was founded and incorporated in California on November 15, 1984, and re-incorporated in Delaware on July 1, 1991. Sybase's business is organized into five principal operating divisions, two of which are wholly-owned subsidiaries:

     - ENTERPRISE SOLUTIONS (ESD) products and solutions let enterprises integrate, move and manage very large amounts of data and applications across diverse computing environments. ESD also provides technical support and professional services required by businesses to develop and maintain operational systems, including e-business infrastructures.

     - IANYWHERE SOLUTIONS, INC. (IAS) products and solutions extend enterprise systems to remote and wireless devices to enable e-business and m-business (mobile business) anywhere, anytime. iAS is a wholly-owned subsidiary recently created to continue the business of Sybase's former Mobile and Embedded Computing (MEC) division.

     - BUSINESS INTELLIGENCE (BID) products and solutions let businesses consolidate and analyze large amounts of information from data warehouses and data marts to facilitate better decision-making and gain a competitive edge in sales and marketing, customer satisfaction, trend and risk analysis and other critical areas.

     - INTERNET APPLICATIONS (IAD) products and solutions allow businesses to design, build and deploy distributed and Web-based applications, and to extend existing distributed client/server applications (generally unsuitable for direct access on the Internet) into the new Web environment.

     - FINANCIAL FUSION, INC. (FFI) e-finance solutions and its global service and support network enable financial institutions to integrate financial services, channels, platforms, technologies and applications for delivery to capital markets and retail clients.

     Sybase's customers are primarily Fortune 1000 companies in North America and their equivalents in other geographic regions. Sybase's primary markets include financial services, insurance, telecommunications, healthcare, defense and government agencies. No single customer accounted for more than 10% of total revenues during 2000, 1999, or 1998.

NEEL ACQUISITION CORP.
c/o Sybase, Inc.
6475 Christie Avenue
Emeryville, CA 94608
Telephone: (510) 922-3500

     Neel Acquisition Corp. is a wholly-owned subsidiary of Sybase. Neel Acquisition Corp. was organized on February 5, 2001 for the purpose of acquiring the NEON shares tendered in response to the offer and merging with NEON in the merger. It has not carried on any activities other than in connection with the reorganization agreement.

NEW ERA OF NETWORKS, INC.
6550 Greenwood Plaza Boulevard
Englewood, CO 80111
Telephone: (303) 694-3933

     NEON is a leading supplier of Internet infrastructure software and services. Specifically, NEON helps automate e-business by providing a range of products and services which integrate Internet-facing applications with core operational systems for goods and services providers, and which facilitate the creation of Net markets. By enabling information sharing between systems, businesses can automate end-to-end processes, such as fulfilling an order, at the speed and volume required in the e-business environment. NEON products enable e-markets by routing messages and transforming information at the needed speed and volume. NEON's software solutions support integration of leading Internet and core business packaged applications, application server platforms, industry standard protocols, and proprietary systems. Additionally, NEON provides design, development and implementation services through its professional services organization. To date, over 3,000 customers worldwide, spanning all major industries including financial services, healthcare, insurance, manufacturing, and telecommunications, use NEON's products.

     As a result of the first step, NEON is 79.99% owned by Sybase.

WHAT WILL I RECEIVE IN EXCHANGE FOR MY SHARES OF NEON?

     Upon consummation of the merger, each share of NEON common stock (other than shares owned by Sybase, NEON or any of their direct or indirect wholly-owned subsidiaries which have not been exchanged or accepted for exchange in the offer) will be converted into 0.3878 of a share of Sybase common stock (and cash in lieu of any fractional shares), the same consideration paid in the exchange offer. See "The Merger -- Reorganization Agreement."

IS THERE AN AGREEMENT GOVERNING THE MERGER?

     Yes. Sybase, Neel Acquisition Corp. and NEON entered into a reorganization agreement dated as of February 20, 2001. The reorganization agreement provides, among other things, for the terms and conditions of the exchange offer and the merger of Neel Acquisition Corp. into NEON following the exchange offer. See "The Merger -- Purpose and Structure of the Merger; Reasons of Sybase for the Merger".

WHAT DOES THE NEON BOARD OF DIRECTORS THINK OF THE MERGER?

     The NEON board recommends that its stockholders approve and adopt the reorganization agreement and the merger. See "The Merger -- Recommendation and Reasons of the NEON Board."

     In reaching its decision to approve and adopt the reorganization agreement and to recommend that NEON stockholders approve and adopt the reorganization agreement, the NEON board considered a number of factors. See "The
Merger -- Recommendation and Reasons of the NEON Board."

DID THE NEON BOARD RECEIVE AN OPINION FROM ITS FINANCIAL ADVISOR?

     In deciding to approve the offer and merger, NEON's board of directors considered the opinion of its financial advisor, Credit Suisse First Boston Corporation, to the effect that, as of February 20, 2001 and based upon and subject to various considerations set forth in its opinion, the exchange ratio was fair, from a financial point of view, to the holders of NEON common stock. A copy of the opinion is included in NEON's Solicitation/Recommendation Statement on Schedule 14D-9, which is incorporated herein by reference.

WHEN DO THE COMPANIES EXPECT TO COMPLETE THE MERGER?

     Sybase expects to complete the merger on June 4, 2001, or as soon as practicable thereafter. The merger shall become effective upon filing the certificate of merger with the Secretary of the State of Delaware or such later time as is agreed by NEON and Sybase and specified in the certificate of merger. See "The Merger."

CAN THE REORGANIZATION AGREEMENT BE TERMINATED?

     The reorganization agreement may be terminated by either Sybase or NEON under certain circumstances. See "The Merger -- Reorganization Agreement."

IS SYBASE'S FINANCIAL CONDITION RELEVANT?

     Since each share of NEON common stock issued and outstanding immediately prior to the effective time (other than shares owned by Sybase, NEON or any of their direct or indirect wholly-owned subsidiaries) will be converted into a right to receive 0.3878 of a share of Sybase common stock, we advise that NEON stockholders consider Sybase's financial condition and particularly, the section entitled "Risk Factors" before deciding to become one of Sybase's stockholders through the merger.

WHAT WILL HAPPEN TO NEON AFTER THE MERGER IS CONSUMMATED?

     After consummation of the merger, NEON will become a wholly-owned subsidiary of Sybase and the former holders of NEON shares will no longer possess any direct interest in NEON. Promptly upon consummation of the merger, NEON will terminate the registration of the shares under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, upon termination of the registration of the shares under the Exchange Act, the shares will no longer be eligible for inclusion in the Nasdaq National Market System. See "The Merger -- Delisting of NEON Shares Following the Merger."

WHAT IS THE ACCOUNTING TREATMENT FOR THE MERGER?

     Sybase will account for the merger as a purchase for financial reporting purposes.

DO ANY EXISTING OR FORMER MEMBERS OF NEON'S MANAGEMENT OR BOARD OF DIRECTORS HAVE INTERESTS IN THE MERGER OTHER THAN AS STOCKHOLDERS OF NEON?

     Yes. Certain existing and former members of NEON's management and board (as well as employees of NEON) have interests in the merger other than as stockholders relating to, among other things, (i) the terms of employment and non-competition agreements and change of control severance agreements between NEON and certain members of management, providing for cash payments and other benefits; and (ii) the acceleration of unvested stock options for certain members of management. See "Interests of Certain Persons in the Merger."

SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

     No. A letter of transmittal for use in surrendering share certificates will be mailed to stockholders as soon as practicable following the effective time of the merger. See "The Merger." Certificates representing NEON shares should not be sent in until stockholders receive the letter of transmittal and accompanying instructions, and then should be surrendered only in accordance with such instructions.

WILL I HAVE TO PAY TAXES ON THE CONSIDERATION I RECEIVE FOR MY SHARES IN THE MERGER?

     The merger will qualify as the second step in a tax-free reorganization for United States federal income tax purposes, if (1) the merger is completed under the current terms of the reorganization agreement and (2) the merger is completed promptly after the offer. Assuming these assumptions are true, a NEON stockholder's receipt of Sybase common stock in the merger will be tax-free for United States federal income tax purposes (except for taxes, if any, resulting from the receipt of cash instead of a fraction of a Sybase common share).

     The above described tax treatment of the offer and the merger to NEON stockholders depends on, among other things, some facts that will not be known before the completion of the merger. NEON stockholders are urged to carefully read the discussion under "Material Federal Income Tax Consequences." That discussion includes a summary of the tax consequences of participation in the offer and the merger in the event the assumptions described above are not satisfied. NEON stockholders are urged to consult their tax advisors as to the consequences of participation in the merger.

ARE ANY REGULATORY APPROVALS REQUIRED?

     The notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the related rules to the Federal Trade Commission and the Antitrust Division of the Department of Justice have been filed and Sybase and NEON received notice of early termination on March 9, 2001. In addition, Sybase received clearance from the Federal Cartel Office of the Republic of Germany on April 5, 2001. See "The Merger -- Regulatory Approvals."

     NEON and Sybase believe that there are no other material regulatory or governmental approvals required in order for the merger to be consummated.

CAN I EXERCISE APPRAISAL RIGHTS?

     No. At the end of the exchange offer, Sybase acquired more than a majority of the fully-diluted shares of NEON common stock, but less than 90% of the outstanding shares; therefore, Sybase will effect a long-form merger as permitted under Delaware law, which requires notice to and approval of NEON stockholders. NEON stockholders who have not exchanged their NEON shares in the exchange offer will not have appraisal rights in connection with a long-form merger.

                                  RISK FACTORS

     NEON's stockholders should consider the following matters in deciding whether to vote upon a proposal to approve and adopt the reorganization agreement and to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

RISKS RELATED TO THE PROPOSED MERGER

THE SYBASE COMMON STOCK TO BE RECEIVED BY NEON STOCKHOLDERS IN THE MERGER WILL FLUCTUATE IN VALUE

     The market price of the shares of Sybase common stock to be issued in the merger in exchange for NEON common stock may change as a result of changes in Sybase's or NEON's business, operations or prospects, market assessments of the impact of the merger or general market conditions. Sybase's results of operations, as well as the market price of Sybase common stock, may be affected by factors different from those affecting NEON's results of operations and the market price of NEON common stock. Because the market price of Sybase's common stock fluctuates, the value of the Sybase shares to be received by NEON stockholders in the merger will depend upon the market price of such shares at the time they are received pursuant to the merger. There can be no assurance as to this value. In addition, because the fraction of a Sybase share to be exchanged for each NEON share is fixed, the amount by which the value of the consideration actually received by you in the merger could decline.

SYBASE MAY FACE CHALLENGES IN INTEGRATING NEON'S BUSINESS WITH SYBASE AND, AS A RESULT, MAY NOT REALIZE THE EXPECTED BENEFITS OF THE ANTICIPATED MERGER

     Sybase may not be successful in integrating NEON's business with its own. Integrating Sybase's operations and personnel with NEON's will be a complex process. The integration may not be completed rapidly or achieve the anticipated benefits of the merger. The successful integration of NEON's business with Sybase's will require, among other things, integration of the two companies' products and services, sales and marketing, information and software systems, coordination of employee retention, hiring and training and coordination of ongoing and future research and development efforts. The diversion of the attention of management and any difficulties encountered in the process of combining the companies could cause the disruption of, or a loss of momentum in, the activities of the combined company's business. Further, the process of combining NEON's business with Sybase could negatively affect employee morale and Sybase's ability to retain some of its or NEON's key employees after the merger.

     In addition, Sybase intends after the merger to develop new products and services that combine NEON's assets with Sybase. This may result in longer sales cycles and product implementations, which may cause revenue and operating income to fluctuate and fail to meet expectations. To date, Sybase has not completed its investigation into the obstacles, technological, market-driven or otherwise, to developing and marketing these new products and services in a timely and efficient way. There can be no assurance that Sybase will be able to overcome these obstacles, or that a market for such new Sybase products and services will develop after the merger.

     Also, Sybase could face additional risks inherent in NEON's business that Sybase was not previously subject to, such as additional funding requirements in the future due to the capital requirements of NEON's business.

OFFICERS AND DIRECTORS OF NEON HAVE POTENTIAL CONFLICTS OF INTEREST IN THE TRANSACTION

     NEON stockholders should be aware of potential conflicts of interest and the benefits available to NEON directors when considering NEON's board of directors' recommendation to approve the transaction. NEON officers and directors have stock options, employment agreements and/or benefit plans that provide them with interests in the transaction that are different from, or in addition to, interests of NEON stockholders. See "Interests of Certain Persons in the Merger."

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

     Sybase and NEON have made forward-looking statements in this information statement and in documents incorporated herein by reference about Sybase, NEON and the proposed combined company that are subject to risks and uncertainties. Forward-looking statements include the information regarding:

    synergies                       capital spending
    efficiencies                    the timetable for completing the merger
    cost savings                    allocation of intangibles
    revenue enhancements            integration of operations
    capital productivity            product integration

     The sections in this document that have forward-looking statements include "Summary Term Sheet," "Risk Factors," "The Merger -- Background of the Offer and Merger," "The Merger -- Recommendation and Reasons of NEON Board," "The
Merger -- Opinion of NEON Financial Advisor." Forward-looking statements are also identified by such words as "anticipates," "believes," "estimates," "expects," "intends" or similar expressions. In making these statements, Sybase and NEON believe that the expectations are based on reasonable assumptions. Yet you should understand that the following important factors (some of which are beyond Sybase's and NEON's control), in addition to those discussed elsewhere in this information statement and in the documents that have been incorporated by reference, could affect the future results of Sybase and NEON, and of the proposed combined company after completion of the merger. These factors could also cause the results or other outcomes to differ materially from those expressed in the forward-looking statements:

     Economic and Industry Conditions

     - materially adverse changes in economic or industry conditions generally or in the markets served by the companies;

     - product and labor prices, fluctuations in exchange rates and currency values;

     - capital expenditure requirements;

     - volatility in the stock market;

     Political/Governmental Factors

     - political developments and law and regulations, such as legislative or regulatory requirements, particularly concerning privacy and electronic commerce;

     - political stability in relevant areas of the world;

     Technology Advances

     - the development and use of new technology;

Operating Factors

- changes in operating conditions and costs;

- interest rates;

- access to capital markets;

Transaction or Commercial Factors

- the ability to integrate the businesses of Sybase and NEON successfully after the merger;

- the challenges inherent in diverting management's focus and resources from other strategic opportunities and from operational matters during the integration process;

- the process of, or conditions imposed in connection with, obtaining regulatory clearance for the merger;

Competitive Factors

- the actions of competitors;

THE RECEIPT OF SYBASE SHARES COULD BE TAXABLE TO YOU, DEPENDING ON FACTS SURROUNDING THE OFFER AND THE MERGER

     Sybase and NEON have structured the offer and the merger to qualify as a tax-free reorganization for federal income tax purposes. As a condition to the consummation of the offer, Sybase and NEON obtained opinions of Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Cooley Godward LLP, respectively, that the offer and the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, if (1) the offer and the merger are completed under the current terms of the reorganization agreement, (2) the minimum tender condition for the offer is satisfied and (3) the merger is completed promptly after the offer. However, the ability to satisfy these factual assumptions, and therefore the federal income tax consequences of the offer and the merger, depend in part on facts that will not be available before the completion of the merger. There can be no assurance that the merger will be completed, or that these factual assumptions will be satisfied, although it is anticipated that all these assumptions will be satisfied. If these factual assumptions are not satisfied, a NEON stockholder's exchange of shares of NEON common stock for shares of Sybase common stock in the offer or the merger could be a taxable transaction, depending on surrounding facts. You are urged to carefully read the discussion under "Material Federal Income Tax Consequences," and to consult your tax advisor on the consequences of participation in the offer and/or the merger.

SYBASE WILL INCUR LARGE DEPRECIATION AND AMORTIZATION EXPENSES

     In connection with the offer and the merger, large non-cash charges may make Sybase's results of operations more difficult to interpret and may be viewed unfavorably by investors and the financial community.

POTENTIALLY SIGNIFICANT INCREASES IN AMORTIZATION EXPENSE FROM PRELIMINARY ESTIMATES REFLECTED IN THE UNAUDITED PRO FORMA FINANCIAL INFORMATION MAY OCCUR ONCE THE PURCHASE CONSIDERATION IS FINALLY ALLOCATED TO NEON'S NET ASSETS

     Pro forma results of operations reflect adjustments, which are based upon preliminary estimates, to reflect the allocation of the purchase consideration to the acquired assets and liabilities of NEON. The final allocation of the purchase consideration will be determined after the completion of the merger and will be based on appraisals and a comprehensive final evaluation of the fair value of NEON's tangible assets, liabilities and identifiable intangible assets at the time of the merger. Accordingly, the final determination of tangible and intangible assets may result in amortization expense that is significantly higher than the preliminary estimates of these amounts, which would cause Sybase's depreciation and amortization expenses to increase.

PARTNERS OR CUSTOMERS MAY REACT UNFAVORABLY TO THE PROPOSED MERGER

     Both Sybase and NEON partner with numerous other technology companies including software and services firms to deliver Sybase and NEON products to customers. Some of these partners may feel that the combined company poses new competitive threats to their businesses and as a result may break their relationships with Sybase or NEON. For example, the consummation of the offer and the merger will give IBM the right to terminate its joint development, marketing and reseller arrangement with NEON. In 2000, 1999 and 1998, royalty revenue from IBM sales of NEON products accounted for 17%, 8% and 8%, respectively, of NEON's total revenues. In addition, some of Sybase's customers or customers of NEON may view the combined company as a competitor and, therefore, cancel orders with Sybase or NEON.

RISKS RELATED TO SYBASE'S BUSINESS

THE MARKET FOR SYBASE'S STOCK IS HIGHLY VOLATILE

     Sybase's ability to exceed, or its failure to achieve, expected operating results for any period could significantly impact Sybase's stock price. Inevitably, some investors will experience gains while others will experience losses depending on the timing of their investment. The market for Sybase's stock and for technology stocks in general is highly volatile, and the trading price of Sybase's common stock has fluctuated widely during the past 5 years. The stock price may continue to fluctuate in the future in response to various factors, including its financial results, press and industry analyst reports, market acceptance of its products and pricing policies, activities of competitors, and other events. In addition, the stock market has from time to time experienced extreme price and volume fluctuations that have categorically affected the market price for high-technology companies, but which often have been unrelated to the operating performance of these companies.

THE TIMING AND AMOUNT OF SYBASE'S REVENUES VARY SIGNIFICANTLY AND ESTIMATION OF SYBASE'S REVENUES IS DIFFICULT

     The timing and amount of Sybase's revenues are subject to a number of factors that make it difficult to accurately estimate revenues and operating results on a quarterly or annual basis. In Sybase's experience, license fees revenues tend to decline between the fourth quarter of one year and the first quarter of the next year. This has contributed to lower total revenues and earnings in the first quarter compared to the prior fourth quarter. Sybase currently anticipates that this seasonal pattern will continue.

     Since Sybase operates with little or no backlog, quarterly revenues depend largely on orders booked and shipped in that quarter. Historically, Sybase has recorded 50% to 70% of Sybase's quarterly revenues in the last month of each quarter, particularly during the final two weeks of that month. Sybase customers include many large enterprises that make substantial investments in its products and services. Therefore, the inability to record one or more large orders from a customer at the very end of a quarter could materially and adversely impact Sybase's results of operations. Sybase's operating expenses are based on projected annual and quarterly revenue levels, and are generally incurred ratably throughout each quarter. Since Sybase's operating expenses are relatively fixed in the short term, failure to realize projected revenues for a specified period could impact operating results, causing an operating loss for that period, as occurred in the first quarter of 1998.

     In North America, Sybase currently ships most of its products from its California and Massachusetts distribution facilities. Because Sybase tends to record a high percentage of revenues during the last two weeks of each quarter, disruption of operations at either facility at that time (due to natural calamity or systems failure, for example) could directly harm Sybase's ability to record revenues for such quarter. This could, in turn, have an adverse impact on operating results.

SYBASE'S INDUSTRY IS HIGHLY COMPETITIVE

     The market for Sybase products and services is fast-paced and extremely competitive, and is marked by dynamic customer demands, short product life cycles, and the rapid emergence of the e-Business marketplace. Sybase has numerous competitors, including large companies such as Oracle Corporation, Microsoft Corporation and IBM Corporation (which recently announced its intent to acquire the business of Informix Corporation) and smaller highly aggressive firms. Many of these companies may have greater financial, technical, sales, and marketing resources, and a larger installed base than Sybase. In addition, Sybase's competitors' advertising and marketing efforts could adversely influence customer perception of Sybase's products and services, and harm Sybase's business prospects as a result. To remain competitive, Sybase must be able to develop new products, enhance existing products and retain competitive pricing policies in a timely manner. Its failure to compete successfully with new or existing competitors could have a material adverse impact on Sybase's business, and on the market price of Sybase's stock.

SYBASE'S ABILITY TO ENHANCE EXISTING PRODUCTS AND DEVELOP NEW PRODUCTS AND THE COMPATIBILITY OF THESE PRODUCTS WITH THIRD PARTY SOFTWARE WILL IMPACT ITS RESULTS OF OPERATIONS

     Increasing widespread use of the Internet may significantly alter how Sybase does business in the future. This, in turn, could affect Sybase's ability to timely meet the demand for new or enhanced products and services at competitive prices.

     In March 2001, Sybase began shipping the latest version of Sybase Enterprise Portal, the industry's first enterprise-class portal product designed to enable organizations to provide personalized business interfaces to employees, customers, partners and suppliers. In May 2000, the latest versions of Replication Server, EnterpriseConnect and MainframeConnect, Sybase's data movement and data access products designed to operate with the Enterprise Portal technology, also became generally available. Sybase Enterprise Portal solutions are intended to enable successful e-Business strategies for organizations transacting business via the Internet. As a general matter, deployment of enterprise portals has increased dramatically in recent years, and Sybase believes that increasing demand for enterprise portal solutions will enhance its revenues and profitability. However, if the market does not continue to develop as anticipated, or if the Enterprise Portal solutions and services do not successfully compete in the marketplace, increased revenues and profitability may not be realized.

     Sybase's future results may also be affected if its products cannot interoperate and perform well with software products of other companies. Certain leading applications currently are not interoperable with Sybase's products, and others may never be. In addition, many of its principal products are designed for use with products offered by competitors. In the future, vendors of non-Sybase products may become less willing to provide Sybase with access to their products, technical information, and marketing and sales support, which could harm Sybase's business and prospects.

IF SYBASE'S DIVISIONAL SALES MODEL IS UNABLE TO COORDINATE ITS SALES EFFORTS EFFICIENTLY, ITS BUSINESS WILL SUFFER

     In January 1999, Sybase realigned its direct sales force, product teams and professional services capabilities into four divisions. This reorganization was intended to enhance overall revenues and profitability by providing increased focus on each of four key markets: Enterprise Solutions, Mobile and Embedded Computing, Internet Applications and Business Intelligence. In January 2000, the acquisition of HFN (now Financial Fusion, Inc., a wholly-owned subsidiary) increased Sybase's focus on the financial services market. In May 2000, Sybase announced the launch of iAnywhere Solutions, Inc., a wholly-owned subsidiary formed to continue the business of the MEC division in mobile and wireless e-Business products and services. In addition, once the merger with NEON closes, Sybase plans to create a new e-Business division that will focus on incorporating NEON's technology with Sybase's Enterprise Portal platform, and certain other products and services. Further changes in Sybase's divisional sales model could have a direct effect on Sybase's results of operations. If Sybase has misjudged demand for its products and services in its target markets, or if Sybase's divisions and subsidiaries generally are unable to coordinate their respective sales efforts in a focused and efficient way, this could materially and adversely affect Sybase's business and prospects.

A SIGNIFICANT PORTION OF SYBASE'S REVENUES ARE DERIVED FROM INTERNATIONAL OPERATIONS

     Sybase derives a substantial portion of its revenues from its international operations. In 2000, these revenues represented 39% of Sybase's total revenues. As a global concern, Sybase faces exposure to adverse movements in foreign currency exchange rates. These exposures may change over time as business practices evolve and could have a material adverse impact on Sybase's financial position and results of operations. Historically, Sybase's primary exposures have related to non dollar-denominated sales and expenses in Europe, Asia Pacific, and Latin America. In order to reduce the effect of foreign currency fluctuations, Sybase utilizes foreign currency forward exchange contracts (forward contracts) to hedge certain foreign currency transaction exposures outstanding during the period (approximately 30 days). The gains and losses on the forward contracts mitigate the gains and losses on Sybase's outstanding foreign currency transactions. Sybase does not enter into forward contracts for trading purposes. All foreign currency transactions and all outstanding forward contracts are marked-to-market at the end of the period with unrealized gains and losses included in interest expense and other, net. The unrealized gain
(loss) on the outstanding forward contracts as of December 31, 2000 was immaterial to Sybase's consolidated financial statements.

     Sybase's revenues from international operations could also fluctuate due to the relative immaturity of some markets, rapid growth in other markets, and organizational changes it has made to accommodate these conditions. For example, in February 2001, Sybase acquired its distributor in Denmark and in September 2000, Sybase acquired certain assets and assumed certain liabilities of its distributor in Mexico. During 1998 and 1999, Sybase closed subsidiaries in Mexico, Thailand, Chile, Peru and Venezuela. Several significant management and organizational changes occurred in the same period, including the resignation or replacement of several country managers in Europe and Asia and the European General Manager.

     Other factors that could affect aspects of Sybase's international operations include:

     - Changes in political, regulatory, or economic conditions

     - Changes or limitations in trade protection laws

     - Changes in tax treaties or laws favorable to Sybase

     - Natural disasters

INTELLECTUAL PROPERTY

     Sybase's inability to obtain adequate copyright, patent or trade secret protection for Sybase's products in certain countries may have a material adverse impact on future operating results. Also, as the number of software products and associated patents increase, it is possible that software developers will become subject to more frequent infringement claims.

     In the past, third parties have claimed that their patents or other proprietary rights were violated by Sybase products. It is possible that such claims will be asserted in the future. Regardless of whether these claims have merit, they can be time consuming and expensive to defend or settle, and can harm the Company's business and reputation. Sybase does not believe its products infringe any third party patents or proprietary rights, but there is no guarantee that Sybase can avoid claims or findings of infringement in the future.

SYBASE'S FUTURE SUCCESS DEPENDS IN PART ON THE CONTINUED SERVICE OF KEY BOARD MEMBERS, EXECUTIVE AND TECHNICAL PERSONNEL AND ITS ABILITY TO IDENTIFY, HIRE AND RETAIN ADDITIONAL PERSONNEL

     Sybase's inability to hire and retain qualified technical, managerial, sales and other employees could affect its product development and sales efforts, other aspects of its operations, and Sybase's financial results. Competition for highly skilled personnel is intense. Sybase's financial and stock price performance relative to the companies with whom it competes for employees and the relatively high cost of living in the San Francisco Bay Area, where Sybase's headquarters is located, could also impact the degree of future employee turnover.

     In recent years, Sybase has experienced a number of changes in its Board of Directors and in the executive management team. For example, in April 2000, Linda K. Yates became a member of the Board. In November 1999, Cecilia Claudio also joined the Board. During 1999, Leo T. Hindery, Jeffrey T. Webber and Robert
S. Epstein resigned from the Board. John Chen became Sybase's Chairman of the Board, Chief Executive Officer and President in 1998. In early 1999, Pieter Van der Vorst became Sybase's Chief Financial Officer, Pamela George was named Vice President, Corporate Marketing, and Daniel Carl became Vice President and General Counsel. In August 2000 Marty Beard was named Vice President, Corporate Development, and in November 2000, Richard N. LaBarbera resigned as Senior Vice President and General Manager of ESD. In connection with the formation of FFI and iAS, certain of Sybase officers and employees became officers and employees of these subsidiaries. Additionally, each of FFI and iAS has its own board of directors and senior management team. Further changes involving executives and managers resulting from acquisitions, mergers and other events could increase the current rate of employee turnover, particularly in consulting, engineering and sales. Additionally, further changes in Board members could affect Sybase's current strategic business plans.

SYBASE'S ACQUISITIONS AND STRATEGIC RELATIONSHIPS MAY ADVERSELY IMPACT ITS FUTURE RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     Sybase regularly explores possible acquisitions and other strategic ventures to expand and enhance its business. Sybase has recently acquired or invested in a number of companies and will likely continue to do so in the future. In February 2001, Sybase acquired its distributor in Denmark for approximately $3.5 million in cash. In September 2000, Sybase acquired certain of the assets of its distributor in Mexico, and in July 2000, Sybase invested $2.0 million for a majority interest in an entity established with a subsidiary of Hong Kong Telecom. In January 2000, Sybase acquired Home Financial Network, an Internet financial services company specializing in the development of customized e-finance Web sites, which became FFI. In 1999, Sybase acquired Data Warehouse Network, a provider of industry-specific business intelligence applications.

     Sybase may not achieve the desired benefits of its acquisitions and investments. For example, Sybase may be unable to successfully assimilate an acquired company's management team, business infrastructure, company culture, or other important factors. Also, dedication of additional resources to handle these integration tasks could temporarily divert attention from other important business. Such acquisitions could also result in costs, liabilities, or additional expenses that could harm Sybase's results of operations and financial condition. With respect to Sybase's investments in other companies, Sybase may not realize a return on its investments, or the value of its investments may decline if the businesses in which Sybase invests are not successful. These companies include start-ups seeking to develop technology that has not been tested in the marketplace. Such companies typically have no history of earnings and may lack a seasoned management team.

CALIFORNIA'S CURRENT ENERGY CRISIS COULD DISRUPT SYBASE'S OPERATIONS AND INCREASE ITS EXPENSES

     Sybase is headquartered in Emeryville, California, where it leases administrative and product development facilities. California is in the midst of an energy crisis that could disrupt Sybase's operations and increase its expenses. The overall power shortage in California has increased the cost of energy, which Sybase may not be able to pass on to its customers. In addition, in the event of an acute power shortage, that is, when power reserves for the State of California fall below 1.5%, California has on some occasions implemented, and may in the future continue to implement, rolling blackouts throughout California. Sybase currently has backup generators only for certain limited operations, and its current insurance policies do not provide coverage for any damages it or its customers may suffer as a result of any interruption in the power supply. If blackouts interrupt Sybase's power supply, Sybase would be temporarily unable to continue operations at its administrative and product development facilities. Any such interruption in Sybase's ability to continue operations at its facilities could affect Sybase's productivity, delay product development, damage its reputation, harm its ability to retain existing customers and to obtain new customers, and could result in lost revenue, any of which could substantially harm Sybase's business and results of operations.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

SELECTED HISTORICAL FINANCIAL DATA OF SYBASE

     The following selected historical financial data should be read in conjunction with Sybase's financial statements incorporated by reference in this information statement. The statement of operations data for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 and the balance sheet data as of December 31, 1996, 1997, 1998, 1999 and 2000 have been derived from Sybase's audited financial statements not included in this information statement. This financial data should be read with the consolidated financial statements for the years ended December 31, 1998, 1999 and 2000, which are incorporated by reference in this information statement.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                YEAR ENDED DECEMBER 31,
                                               ----------------------------------------------------------
                                                  1996         1997        1998        1999        2000
                                               ----------    --------    --------    --------    --------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  License fees...............................  $  605,491    $471,036    $421,454    $421,645    $468,501
  Services...................................  $  406,054    $432,901    $446,015    $449,988    $491,957
                                               ----------    --------    --------    --------    --------
Total revenues...............................   1,011,545     903,937     867,469     871,633     960,458
Cost and expenses:
  Cost of license fees.......................      29,859      31,356      37,573      46,241      45,120
  Cost of services...........................     246,273     248,625     235,574     217,053     245,837
  Sales and marketing........................     511,316     457,441     377,774     310,774     345,149
  Product development and engineering........     164,676     138,590     148,583     136,272     126,689
  General and administrative.................      72,561      62,607      65,406      68,876      67,267
  Amortization of goodwill and other
    purchased intangibles....................      11,843      11,720      15,205      13,920      32,730
  Cost (reversals) of restructuring..........      49,232          --      74,167      (8,528)       (791)
  In process research and development........          --          --          --          --       8,000
                                               ----------    --------    --------    --------    --------
    Total costs and expenses.................   1,085,760     950,339     954,282     784,608     870,001
                                               ----------    --------    --------    --------    --------
Operating income (loss)......................     (74,215)    (46,402)    (86,813)     87,025      90,457
Interest income and expense, net.............       7,507       5,646       7,748      13,773      17,035
Minority interest............................          --          --          --          --          94
                                               ----------    --------    --------    --------    --------
Income (loss) before income taxes............     (66,708)    (40,756)    (79,065)    100,798     107,586
Provision for income taxes...................      12,298      14,668      14,063      38,303      35,461
                                               ----------    --------    --------    --------    --------
    Net Income (loss)........................  $  (79,006)   $(55,424)   $(93,128)   $ 62,495    $ 72,125
                                               ==========    ========    ========    ========    ========
Basic net income (loss) per share............  $    (1.05)   $  (0.70)   $  (1.15)   $   0.76    $   0.82
                                               ----------    --------    --------    --------    --------
Shares used in computing basic net income
  (loss) per share...........................      75,160      78,794      80,893      81,817      87,711
                                               ==========    ========    ========    ========    ========
Diluted net income (loss) per share..........  $    (1.05)   $  (0.70)   $  (1.15)   $   0.74    $   0.78
                                               ----------    --------    --------    --------    --------
Shares used in computing diluted net income
  (loss) per share...........................      75,160      78,794      80,893      84,156      92,150
                                               ==========    ========    ========    ========    ========

                                                                   AS OF DECEMBER 31,
                                                --------------------------------------------------------
       CONSOLIDATED BALANCE SHEET DATA:           1996        1997        1998        1999        2000
       --------------------------------         --------    --------    --------    --------    --------
Cash, cash equivalents and cash investments...  $174,522    $246,137    $249,613    $352,899    $354,612
Working capital...............................    93,056      67,510      84,179     127,229     157,486
Total assets..................................   751,891     781,625     696,604     737,335     915,040
Long-term obligations.........................     2,871       1,959       2,011       5,799       5,795
Stockholders' equity..........................   396,808     371,515     301,072     336,110     490,752
Cash dividends declared per common share......        --          --          --          --          --

SELECTED HISTORICAL FINANCIAL DATA OF NEON

     The following selected historical financial data should be read in conjunction with NEON's financial statements incorporated by reference in this information statement. The statement of operations data for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 and the balance sheet data as of December 31, 1996, 1997, 1998, 1999 and 2000 have been derived from NEON's audited financial statements not included in this information statement. This financial data should be read with the consolidated financial statements for the years ended December 31, 1998, 1999 and 2000, which are incorporated by reference in this information statement.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              YEAR ENDED DECEMBER 31,
                                                 -------------------------------------------------
                                                  1996      1997      1998       1999     2000(2)
                                                 -------   -------   -------   --------   --------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Software licenses............................  $ 3,383   $15,970   $40,976   $ 59,564   $104,664
  Software maintenance.........................       24       755     4,912     16,178     21,663
  Professional services........................    3,738     5,921    19,926     50,482     62,021
                                                 -------   -------   -------   --------   --------
Total revenues.................................  $ 7,145   $22,646   $65,814   $126,224   $188,348
Cost of revenues...............................    3,328     5,343    14,607     40,301     55,081
Gross profit...................................    3,817    17,303    51,207     85,923    133,267
                                                 -------   -------   -------   --------   --------
Operating expenses:
  Sales and marketing..........................    4,425     8,824    21,942     54,862     89,755
  Research and development.....................    3,658     7,730    15,839     34,873     42,505
  General and administrative...................    1,467     2,334     6,571     15,620     16,942
Loss from operations...........................   (5,733)   (4,251)  (12,521)   (71,426)   (64,376)
Net loss.......................................  $(5,672)  $(3,507)  $(8,499)  $(46,312)  $(60,870)
                                                 =======   =======   =======   ========   ========
Net loss per common share, basic and
  diluted(1)...................................  $ (2.10)  $ (0.32)  $ (0.38)  $  (1.44)  $  (1.71)
                                                 =======   =======   =======   ========   ========
Weighted average shares of common stock
  outstanding(1)...............................    2,707    10,958    22,277     32,248     35,691

                                                                AS OF DECEMBER 31,
                                                 -------------------------------------------------
                                                  1996     1997       1998       1999       2000
                                                 ------   -------   --------   --------   --------
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents, short-term and
  long-term investments........................  $3,387   $22,724   $196,091   $ 94,815   $ 51,195
Working capital................................   2,586    25,928    195,856     86,368     43,990
Total assets...................................   7,073    40,229    298,678    359,520    349,484
Long-term obligations..........................     442        --         --         --         --
Stockholders' equity...........................   3,515    34,731    275,615    320,641    295,971
Cash dividends declared per common share.......      --        --         --         --         --

---------------
(1) All share and per share information has been adjusted to reflect a two-for-one stock split that was effected in the form of a 100% stock dividend to stockholders of record as of November 23, 1998.

(2) On January 23, 2001, NEON announced in a press release, net losses for the year and quarter ended December 31, 2000 of $57.9 million and $39.3 million, respectively. On February 20, 2001, NEON disclosed an additional provision for uncollectible receivables of $3.0 million was subsequently made and reflected in the final audited results for the year ended December 31, 2000 from which this information has been derived.

SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

     The following selected unaudited pro forma combined condensed financial data should be read in conjunction with Sybase's unaudited pro forma combined condensed financial statements and related notes thereto included in this information statement. The selected unaudited pro forma combined condensed financial data gives effect to the proposed merger of Sybase and NEON and the acquisition of Home Financial Network ("HFN") by Sybase on January 20, 2000.

     The selected unaudited pro forma combined condensed statement of operations data for the year ended December 31, 2000 gives effect to the above transactions as if they occurred on January 1, 2000. The selected unaudited pro forma combined condensed statement of operations data for the year ended December 31, 2000 has been derived by combining the audited historical statement of operations of NEON and Sybase for the year ended December 31, 2000 with the unaudited historical statement of operations for HFN for the period from January 1, 2000 to January 20, 2000.

     The selected unaudited pro forma combined condensed financial data do not include the realization of any cost savings from operating efficiencies, synergies or other restructurings that may result from the merger.

     The selected unaudited pro forma combined condensed balance sheet as of December 31, 2000 gives effect to the proposed merger of Sybase and NEON as if it occurred on December 31, 2000. The selected unaudited pro forma combined condensed balance sheet data as of December 31, 2000 has been derived by combining the audited historical consolidated balance sheets of Sybase and NEON as of December 31, 2000.

     The selected unaudited pro forma combined condensed information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated as of the assumed dates, nor is it necessarily indicative of future operating results or financial position of the combined companies. The pro forma adjustments are based upon information and assumptions available at March 15, 2001.

                                                                 YEAR ENDED
                                                              DECEMBER 31, 2000
                                                              -----------------
                                                               (IN THOUSANDS,
                                                              EXCEPT PER SHARE
                                                                  AMOUNTS)
PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS DATA:
Total revenues..............................................     $1,148,806
Net income (loss)...........................................         12,547
Basic net income (loss) per share...........................           0.12
Diluted net income (loss) per share.........................           0.12

                                                                    AS OF
                                                              DECEMBER 31, 2000
                                                              -----------------
                                                               (IN THOUSANDS)
PRO FORMA COMBINED CONDENSED BALANCE SHEET DATA:
Cash, cash equivalents and cash investments, including
  long-term investments.....................................     $  405,807
Working capital.............................................        197,659
Total assets................................................      1,312,172
Long-term debt and capital lease obligation, less current
  portion...................................................          6,160
Total stockholders' equity..................................        830,554

COMPARATIVE PER SHARE DATA

     The following table reflects (a) the historical net income (loss) and book value per share of Sybase common stock and the historical net income (loss) and book value per share of NEON common stock in comparison with the unaudited pro forma net income (loss) and book value per share after giving effect to Sybase's proposed merger with NEON, and (b) the equivalent historical net income (loss) and book value per share attributable to .3878 shares of Sybase common stock which will be received for each share of NEON.

     The historical book value per share is computed by dividing common stockholders' equity as of December 31, 2000, by the actual common shares outstanding. The pro forma net income (loss) per share is computed by dividing the pro forma net income (loss) by the pro forma weighted average number of shares outstanding, assuming Sybase had merged with NEON at January 1, 2000. The pro forma combined book value per share is computed by dividing total pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at December 31, 2000, assuming the merger had occurred on that date. The NEON equivalent pro forma combined per share amounts are calculated by multiplying the Sybase pro forma combined per share amounts by the exchange ratio of 0.3878.

     The following information should be read in conjunction with (a) the separate historical financial statements and related notes of Sybase, (b) the separate historical financial statements and related notes of NEON, and (c) the unaudited pro forma combined condensed financial information and related notes of Sybase and the selected historical and selected unaudited pro forma financial data included elsewhere in this information statement. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated as of the assumed dates, nor is it necessarily indicative of the future operating results or financial position of the combined companies.

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  2000
                                                              ------------
Historical Sybase:
  Basic net income per share................................     $ 0.82
  Diluted net income per share..............................     $ 0.78
  Book value per share at the end of the period.............     $ 5.60
Historical NEON:
  Basic and diluted net (loss) per share....................     $(1.71)
  Book value per share at the end of the period.............     $ 8.09
Sybase and NEON Pro Forma Combined:
  Pro forma basic net income (loss) per Sybase share........     $ 0.12
  Pro forma diluted net income (loss) per Sybase share......     $ 0.12
  Pro forma basic net income (loss) per NEON share..........     $ 0.05
  Pro forma diluted net income (loss) per NEON share........     $ 0.05
  Pro forma book value per Sybase share at December 31,
     2000...................................................     $ 8.15
  Pro forma book value per NEON share at December 31,
     2000...................................................     $ 3.16

COMPARATIVE MARKET PRICE INFORMATION

     The following table sets forth the last sale prices per share of Sybase common stock and NEON common stock on the Nasdaq National Market on February 20, 2001, the last trading day prior to the public announcement of the proposed merger, and on May 3, 2001, the most recent date for which prices were practically available prior to filing this document. The table also sets forth the value of the shares of Sybase common stock that a NEON stockholder would have received for one share of NEON common stock, assuming that the merger had taken place on those dates. These numbers have been calculated by multiplying 0.3878, the exchange ratio of Sybase shares for each NEON share, by the last sale price per share of Sybase common stock on those dates. The actual value of the shares of Sybase common stock a stockholder will receive on the date of the merger may be higher or lower than the prices set forth below.

                                                      LAST SALE         LAST SALE      VALUE OF SYBASE
                                                   PRICE OF SYBASE    PRICE OF NEON     COMMON STOCK
                                                    COMMON STOCK      COMMON STOCK        RECEIVED
                                                   ---------------    -------------    ---------------
February 20, 2001................................      $24.50             $6.94             $9.50
May 3, 2001......................................      $15.52             $6.00             $6.02

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed financial statements give effect to the merger between Sybase and NEON proposed on February 20, 2001 and the acquisition of HFN on January 20, 2000, both accounted for as purchase business combinations.

     On February 20, 2001 Sybase entered into a reorganization agreement with NEON for consideration preliminarily valued at $361.0 million, consisting of
14.3 million shares of Sybase common stock valued at $316.6 million as of such date and 3.1 million options to purchase Sybase common stock valued at an estimated $32.6 million, and estimated direct acquisition costs of $11.8 million. The estimated direct acquisition costs consist primarily of investment banker, legal and accounting fees, regulatory filing and printing costs to be incurred by Sybase and NEON which are directly related to the merger. The actual value of the consideration for the merger with NEON cannot yet be determined since the merger has not yet been completed. There can be no assurance that Sybase and NEON will not incur additional charges related to the merger or that management will be successful in its efforts to integrate the operations of the two companies. For the purpose of the following pro forma financial information, the number of shares of Sybase common stock assumed to be issued in the merger with NEON is approximately 14.3 million. This amount is based on the number of common shares of NEON outstanding as of February 20, 2001, the date of the reorganization agreement. Similarly, the estimated value of options to purchase Sybase common stock to be issued in the merger with NEON is based on the outstanding options to purchase shares of NEON common stock as of February 20, 2001. The actual number of shares of Sybase common stock and options to be issued will be based on the actual outstanding common shares and options of NEON as of the date of completion of the merger.

     The unaudited pro forma combined condensed balance sheet combines the audited historical condensed balance sheets of Sybase and NEON as of December 31, 2000.

     The unaudited pro forma combined condensed statements of operations give effect to the proposed merger between Sybase and NEON, and the completed acquisition of HFN, as if it had occurred on January 1, 2000. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 2000 combines the audited historical statement of operations of Sybase and NEON for the year ended December 31, 2000, along with the unaudited historical statement of operations for HFN for the period January 1, 2000 to January 20, 2000.

     The unaudited pro forma combined condensed financial statements include adjustments, which are based upon preliminary estimates, to reflect the allocation of purchase consideration to the acquired assets and liabilities of NEON. The final allocation of the purchase consideration will be determined after the completion of the merger and will be based on appraisals and a comprehensive final evaluation of the fair value of NEON's tangible assets acquired, liabilities assumed, identifiable intangible assets and goodwill at the time of the acquisition. The final determination of tangible and intangible assets may result in depreciation and amortization expenses that are different from the preliminary estimates of these amounts. To the extent that a portion of the purchase price is allocated to in-process research and development as is anticipated, a charge will be recognized for the period in which the acquisition occurs. Any change to depreciation and amortization expenses may be material to Sybase's results of operations.

     The unaudited pro forma combined condensed financial statements do not include the realization of cost savings from operating efficiencies, synergies or other restructurings that may result from the mergers.

     The unaudited pro forma combined condensed information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger and the acquisition had been consummated as of the assumed dates, nor is it necessarily indicative of future operating results or financial position of the combined companies. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this document.

     The pro forma information should be read in conjunction with the accompanying notes thereto, Sybase's historical financial statements and related notes thereto incorporated by reference in this information statement, NEON's historical financial statements and related notes thereto incorporated by reference in this information statement, and other information pertaining to Sybase and NEON included or incorporated by reference in this information statement, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" of each company included or incorporated by reference in this information statement.

                                  SYBASE, INC.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                               DECEMBER 31, 2000
                                 (IN THOUSANDS)

                                                                                   PRO FORMA       PROFORMA
                                            SYBASE       NEON        COMBINED     ADJUSTMENTS      COMBINED
                                           --------    ---------    ----------    -----------     ----------
Current assets
  Cash and cash equivalents..............  $235,588    $  12,521    $  248,109            --      $  248,109
  Short-term cash investments............    78,386       28,115       106,501            --         106,501
                                           --------    ---------    ----------                    ----------
     Total cash, cash equivalents and
       short-term cash investments.......   313,974       40,636       354,610            --         354,610
  Accounts receivable, net...............   213,224       41,356       254,580            --         254,580
  Deferred income taxes..................    28,594           --        28,594                        28,594
  Prepaid expenses and other current
     assets..............................    18,321       15,146        33,467            --          33,467
                                           --------    ---------    ----------                    ----------
     Total current assets................   574,113       97,138       671,251            --         671,251
Long-term cash investments...............    40,638       10,559        51,197            --          51,197
Restricted long-term cash and investments
  in marketable securities...............        --        7,000         7,000            --           7,000
Property, equipment and improvements,
  net....................................    59,296       25,919        85,215            --          85,215
Deferred income taxes....................    19,020        2,226        21,246            --          21,246
Capitalized software, net................    33,794           --        33,794            --          33,794
Goodwill and other purchased intangibles,
  net....................................   147,513      195,884       343,397     $(195,884)(2)     391,045
                                                                                     243,532(2)
Other assets.............................    40,666       10,758        51,424            --          51,424
                                           --------    ---------    ----------     ---------      ----------
     Total Assets........................  $915,040    $ 349,484    $1,264,524     $  47,648      $1,312,172
                                           ========    =========    ==========     =========      ==========
Current liabilities
  Accounts payable.......................  $ 16,094    $   9,254    $   25,348            --      $   25,348
  Accrued compensation and related
     expenses............................    55,237       10,964        66,201            --          66,201
  Accrued income taxes...................    38,679                     38,679            --          38,679
  Other accrued liabilities..............    99,641       13,723       113,364        11,800(1)      125,164
  Deferred revenue.......................   206,976       19,207       226,183        (7,983)(2)     218,200
                                           --------    ---------    ----------     ---------      ----------
     Total current liabilities...........   416,627       53,148       469,775         3,817         473,592
Other liabilities........................     5,795          365         6,160            --           6,160
Minority interest........................     1,866           --         1,866            --           1,866
Stockholders' equity
  Common stock...........................        91            4            95            (4)(5)         106
                                                                                          15(1)
Additional paid-in capital...............   582,972      432,422     1,015,394      (432,422)(5)     932,125
                                                                                     349,153(1)
  Accumulated deficit....................    (6,940)    (128,688)     (135,628)      128,688(5)       (6,940)
  Accumulated other comprehensive loss...   (22,305)      (3,974)      (26,279)        3,974(5)      (22,305)
  Deferred stock-based compensation......        --       (1,243)       (1,243)        1,243(5)       (9,366)
                                                                                      (9,366)(2)
  Treasury stock.........................   (63,066)      (2,550)      (65,616)        2,550(5)      (63,066)
                                           --------    ---------    ----------     ---------      ----------
     Total stockholders' equity..........   490,752      295,971       786,723        43,831         830,554
     Total liabilities and stockholders'
       equity............................  $915,040    $ 349,484    $1,264,524     $  47,648      $1,312,172
                                           ========    =========    ==========     =========      ==========

   See accompanying notes to unaudited pro forma combined condensed financial statements.

                                  SYBASE, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                         TOTAL
                                                                                                          PRO FORMA    PRO FORMA
                                 SYBASE     HFN(12)   ADJUSTMENTS     COMBINED     NEON      COMBINED    ADJUSTMENTS    COMBINED
                               ----------   -------   -----------     --------   --------   ----------   -----------   ----------
Revenues:
  License fees...............   $468,501                              $468,501   $104,664   $  573,165                 $  573,165
  Services...................    491,957                               491,957     83,684      575,641                    575,641
                                --------    -------     -------       --------   --------   ----------    --------     ----------
    Total revenues...........    960,458         --                    960,458    188,348    1,148,806                  1,148,806
Cost and expenses:
  Cost of license fees.......     45,120          4         167(10)     45,291      3,261       48,552          --         48,552
  Cost of services...........    245,837        215                    246,052     51,820      297,872                    297,872
  Product development and
    engineering..............    126,689        316                    127,005     42,505      169,510                    169,510
  Sales and marketing........    345,149        381                    345,530     89,755      435,285                    435,285
  General and
    administrative...........     67,267      2,109                     69,376     16,942       86,318                     86,318
  Stock-based compensation...                                               --      2,342        2,342       3,122(7)       5,464
  Amortization of goodwill
    and other purchased
    intangibles..............     32,730                  1,056(9)      33,786     36,297       70,083     (36,297)(3)     74,375
                                                                                                            40,589(6)
  Asset impairment charges...                                                       4,954        4,954      (4,954)(3)         --
  In-process research and
    development..............      8,000                 (8,000)(11)        --         --           --                         --
  Cost of restructuring......       (791)                                 (791)     4,848        4,057                      4,057
                                --------    -------     -------       --------   --------   ----------    --------     ----------
Total costs and expenses.....    870,001      3,025      (6,777)       866,249    252,724    1,118,973       2,460      1,121,433
Operating income (loss)......     90,457     (3,025)      6,777         94,209    (64,376)      29,833      (2,460)        27,373
Interest income..............     17,857                                17,857      4,650       22,507                     22,507
Interest expense and other,
  net........................       (822)                                 (822)      (353)      (1,175)                    (1,175)
Minority interest............         94                                    94                      94                         94
                                --------    -------     -------       --------   --------   ----------    --------     ----------
Income (loss) before income
  taxes......................    107,586     (3,025)      6,777        111,338    (60,079)      51,259      (2,460)        48,799
Provision for income taxes...     35,461                     --         35,461        791       36,252          --(4)      36,252
                                --------    -------     -------       --------   --------   ----------    --------     ----------
  Net income (loss)..........   $ 72,125    $(3,025)    $ 6,777       $ 75,877   $(60,870)  $   15,007    $ (2,460)    $   12,547
  Pro forma net income (loss)
    per share -- Basic(8)....   $   0.82     $(0.04)                  $   0.87   $  (1.71)                             $     0.12
  Pro forma net income (loss)
    per share -- Diluted(8)..   $   0.78     $(0.04)                  $   0.82   $  (1.71)                             $     0.12
  Number of shares used in
    pro forma per share
    calculation --
    Basic(8).................     87,711     80,893                     87,711     35,691                   14,291        102,002
  Number of shares used in
    pro forma per share
    calculation --
    Diluted(8)...............     92,150     80,893                     92,150     35,691                   15,028        107,178

   See accompanying notes to unaudited pro forma combined condensed financial statements.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL STATEMENTS

     The unaudited pro forma combined condensed consolidated balance sheet has been prepared as if the acquisition occurred on December 31, 2000, the date of the pro forma balance sheet. The unaudited pro forma combined condensed consolidated statements of operations for the year ended December 31, 2000 has been prepared to reflect the acquisition of NEON by Sybase as if the acquisition had occurred on January 1, 2000. Sybase will account for the acquisition of NEON as a purchase business combination. The pro forma combined condensed consolidated statement of operations for the year ended December 31, 2000 reflects the combination of the separate historical statement of operations of NEON with the pro forma results of Sybase. The Sybase pro forma statement of operations for the year ended December 31, 2000 combines the results of Sybase with HFN, a company acquired by Sybase on January 20, 2000. The pro forma combined condensed balance sheet reflects the combination of the separate historical balance sheets of NEON and Sybase as of December 31, 2000.

     The total estimated purchase cost of the acquisition has been allocated on a preliminary basis to assets and liabilities based on management's determination of their fair values. The excess of the purchase cost over the fair value of the net tangible assets acquired has been preliminarily allocated by management to goodwill and other purchased intangibles. The estimated purchase price, the excess of the purchase cost over the fair value of the net tangible assets and the allocation to intangible assets is subject to change pending completion of the final analysis of the fair values of the stock options assumed, the assets acquired and the liabilities assumed. The impact of these changes could be material.

     Pro forma adjustments for the unaudited pro forma combined condensed balance sheet and statements of operations for the year ended December 31, 2000 are as follows:

 (1) To reflect the acquisition of all of the outstanding capital stock of NEON for a total estimated purchase cost of approximately $361.0 million. The purchase consideration consists of the following:

     (a) Issuance of approximately 14,291,000 shares of Sybase common stock with a fair value of approximately $316.6 million. The fair value per share of common stock issued is based on the average of the closing prices on the two days prior to and after the acquisition agreement announcement, February 16, February 20, February 21 and February 22, 2001, respectively.

     (b) Assumption of options to purchase approximately 3,128,000 shares of Sybase common stock with a fair value of approximately $32.6 million. The fair value of the options assumed was determined based on the Black-Scholes model. Assumptions used in determining the fair value of the options assumed under the Black-Scholes model are as follows:

          - Fair market value of the underlying shares is based on the average closing price of Sybase shares for February 16, February 20, February 21, and February 22.

          - Expected life -- .25 to 4.25 years

          - Expected volatility -- .7093

          - Risk-free interest rate -- 6.18%

          - Expected dividend rate -- 0%

     (c) Merger related costs of approximately $11.8 million consisting primarily of fees for investment bankers, attorneys, accountants, regulatory filings and financial printing. No pro forma adjustments have been made to reflect costs associated with combining the operations of the two companies, or severance benefits and costs associated with discontinuing some redundant business activities, as the nature and amount of these costs have not yet been determined.

 (2) The preliminary allocation of the purchase price over the fair value of net tangible assets acquired, using an assumed December 31, 2000 closing date for purposes of determining net tangible assets has been determined as follows (in millions):

Total purchase price........................................  $361.0
Fair value of identifiable net tangible assets acquired.....  $117.5
Excess of purchase price over fair value of identifiable net tangible assets...........................................  $243.5

     The above represents the allocation of the purchase price over the estimated fair value of NEON's net tangible assets at December 31, 2000.

     The intrinsic value of the unvested options assumed is approximately $9.4 million. This amount has been allocated to deferred stock compensation and will be amortized to stock compensation expense over the remaining vesting periods of the related unvested options. The actual amount of deferred compensation will be determined by the intrinsic value of unvested NEON options assumed as of the date the merger is consummated and may be materially different than the amount assumed for purposes of these pro forma financial statements.

 (3) To reflect the elimination of NEON's amortization and asset impairment charges related to historical acquisitions and purchases of technology.

 (4) No adjustment to the pro forma tax provision was necessary to estimate the tax provision for the combined group.

 (5) To reflect the elimination of NEON's historical stockholders' equity accounts.

 (6) To reflect the amortization of the goodwill and other purchased intangibles acquired in connection with the NEON acquisition. The goodwill and other purchased intangibles are being amortized over 6 years and is subject to change pending completion of the evaluation currently being performed by an independent third party. To the extent that a portion of the purchase price is allocated to in-process research and development, as is anticipated, a charge will be recognized for the period in which the acquisition occurs. The impact of any change could be material.

 (7) To reflect the amortization of deferred compensation related to unvested stock options acquired. The deferred stock compensation is being amortized over the unvested stock options' remaining vesting periods assumed to be three years.

 (8) Pro forma net income (loss) per share reflects the impact of the adjustments above. Pro forma basic net income (loss) per share is computed using the weighted-average number of shares of common stock outstanding after the issuance of Sybase common stock to acquire the outstanding shares of NEON. Pro forma diluted net income (loss) per share is computed as described above and also gives effect to any dilutive options. Stock options are excluded from the calculation during loss periods as their effect is antidilutive.

 (9) To reflect the amortization of goodwill and other purchased intangibles acquired in the HFN acquisition.

(10) To reflect the amortization of developed technology acquired in the HFN acquisition.

(11) To eliminate the one time charge relating to the write off of in-process research and development acquired in the HFN acquisition.

(12) Pro forma reclassifications have been made to conform the NEON presentation to the Sybase presentation.

                              THE SPECIAL MEETING

TIME, PLACE, DATE

     This information statement is being furnished to the holders of outstanding shares of NEON in connection with the special meeting to be held on June 4, 2001, at 10:00 a.m., local time, at Sybase's executive offices located at 6475 Christie Avenue, Emeryville, CA 94608, including any adjournments or postponements thereof.

PURPOSE OF THE SPECIAL MEETING

     At the special meeting, stockholders of NEON will consider and vote upon a proposal to approve and adopt the reorganization agreement, dated as of February 20, 2001, among NEON, Sybase and Neel Acquisition Corp., pursuant to which Neel Acquisition Corp. will be merged with and into NEON with NEON as the surviving corporation at and after the effective time of the merger. The reorganization agreement is incorporated by reference to Sybase's Registration Statement on Form S-4. Stockholders will also consider such other business as may properly come before the meeting.

RECORD DATE; QUORUM; OUTSTANDING SHARES ENTITLED TO VOTE

     The record date for the special meeting has been fixed as the close of business on Friday, May 4, 2001. Only holders of record of shares on the record date are entitled to vote at the special meeting. Holders of shares on the record date are entitled to one vote on matters properly presented at the special meeting for each share held.

     On the record date, there were [            ] shares outstanding. The
outstanding shares were held of record by approximately [            ]
registered holders. The presence in person of holders of a majority of the shares entitled to vote will constitute a quorum for the transaction of business at the special meeting. Because the shares owned by Sybase and its affiliates will be represented at the special meeting, a quorum will be present, even if no other stockholders are present.

VOTE REQUIRED

     Pursuant to Delaware law, the reorganization agreement must be approved and adopted by the affirmative vote of the holders of a majority of the total number of outstanding shares. Abstentions of shares that are present at the special meeting and broker non-votes will each have the same effect as a vote against approval and adoption of the reorganization agreement. Pursuant to the reorganization agreement, Sybase and its affiliates are required to vote their shares for approval and adoption of the reorganization agreement. As of the record date, Sybase and its affiliates beneficially own 29,642,458 shares (approximately 79.99% of all outstanding shares). Because the approval of the holders of a majority of all outstanding shares is sufficient to approve and adopt the reorganization agreement, Sybase can cause the merger to occur without the affirmative vote of any other stockholder. You are not being asked for a proxy and you are requested not to send one. If you wish to vote your shares, you may do so only by attending the special meeting in person.

     NEON stockholders do not have appraisal rights in connection with the merger.

SURRENDER OF CERTIFICATES AND PAYMENT PROCEDURES

     As soon as practicable after the effective time, American Stock Transfer & Trust Company, the exchange agent, will mail to each record holder of NEON common stock a letter of transmittal and instructions for effecting the surrender of your NEON stock certificates. Upon surrender to the exchange agent of a certificate representing a share of NEON common stock, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be required by the exchange agent, the holder of such certificate shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Sybase common stock into which their shares of NEON common stock were converted pursuant to the reorganization agreement, and the certificates so surrendered shall forthwith be canceled.

     No dividends or other distributions declared or made after the date of the reorganization agreement with respect to Sybase common stock with a record date after the effective time will be paid to the holders of any unsurrendered NEON certificates with respect to the shares of Sybase common stock represented thereby until the holders of record of such NEON certificates shall surrender such certificates. NEON stockholders will receive payment in cash, without interest, in lieu of any fractional shares of Sybase common stock which would have been otherwise issuable to them as a result of the reorganization agreement. Until surrendered in accordance with the foregoing instructions, each certificate representing shares of NEON common stock will represent for all purposes only the right to receive the whole number of shares of Sybase common stock into which such shares were converted pursuant to the reorganization agreement and cash in lieu of any fractional shares.

     You should not send your share certificates to the exchange agent now. Share certificates should be sent to the exchange agent only pursuant to instructions set forth in the letter of transmittal which will be mailed to you as soon as practicable after the effective time. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in this information statement, the reorganization agreement and the letter of transmittal.

     Each share of NEON common stock which has not been exchanged or accepted for exchange in the offer will be converted in the merger into the same fraction of a share of Sybase common stock being paid in the offer.

     Any questions concerning the exchange procedures and requests for letters of transmittal may be addressed to the exchange agent at 1-877-777-0800 (toll free).

TREATMENT OF NEON STOCK OPTIONS AND ESPP

     At the effective time of the merger, each outstanding option to purchase shares of NEON common stock under NEON's option plans, whether or not vested, shall by virtue of the merger and without any action on the part of Sybase, NEON or any holder of a NEON stock option, be assumed by Sybase. Each NEON stock option so assumed by Sybase under the reorganization agreement will continue to have, and be subject to, the same terms and conditions of such NEON stock option immediately prior to the effective time (including, without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting on certain transactions, other than the transactions contemplated by the reorganization agreement, except to the extent otherwise provided for in any plan or agreement applicable to such NEON stock options and disclosed to Sybase by NEON), except that

     - each NEON stock option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Sybase common stock equal to the product of the number of shares of NEON common stock that were issuable upon exercise of such NEON stock option immediately prior to the effective time multiplied by 0.3878, rounded down to the nearest whole number of shares of Sybase common stock; and

     - the per share exercise price for the shares of Sybase common stock issuable upon exercise of such assumed NEON stock option will be equal to the quotient determined by dividing the exercise price per share of NEON common stock at which such NEON stock option was exercisable immediately prior to the effective time by 0.3878, rounded up to the nearest whole cent. Sybase shall comply with the terms of all such NEON stock options.

     Prior to the effective time, outstanding purchase rights under NEON's employee share purchase plan, or ESPP, shall be exercised in accordance with the terms of the ESPP. With respect to each share of NEON common stock purchased pursuant to the ESPP, such exercise shall by virtue of the merger, and without any action on the part of the holder thereof, be converted into the right to receive 0.3878 of a share of Sybase common stock without issuance of certificates representing issued and outstanding shares of NEON common stock to ESPP participants. NEON shall terminate the ESPP effective at or prior to the closing.

                                   THE MERGER

BACKGROUND OF THE OFFER AND THE MERGER

     In the fourth quarter of 2000, the Corporate Development Group at Sybase, under the direction of Marty Beard, Sybase's Vice President, Corporate Development, researched companies offering enterprise application integration products and identified NEON as a potential candidate for a strategic relationship.

     In December 2000, NEON engaged Credit Suisse First Boston Corporation ("CSFB") to provide financial advisory services in connection with a possible business combination involving NEON. In December 2000 and January 2001, CSFB and officers of NEON contacted approximately seven parties to determine their interest in engaging in a business combination with NEON.

     On December 27, 2000, Mr. Beard placed a telephone call to George F. (Rick) Adam, Jr., NEON's Chairman and Chief Executive Officer, inviting Mr. Adam to participate in an initial discussion regarding a possible strategic relationship.

     On January 1, 2001, Mr. Beard and Mr. Adam had an initial discussion by telephone. During that conversation, Mr. Beard introduced the possibility of a business combination transaction, and Mr. Adam expressed an interest in exploring such a transaction.

     On January 3, 2001, Mr. Adam met, at Sybase's offices in Emeryville, California, with Mr. Beard, John S. Chen, Sybase's President and Chief Executive Officer, Raj Nathan, Sybase's General Manager, Internet Applications Division, and Billy Ho, Sybase's Vice President of Research and Development to discuss a possible business combination. At the meeting, Mr. Adam and Mr. Chen presented each other with strategic overviews of their respective companies and confirmed their mutual interest in pursuing further discussions regarding a possible business combination.

     On January 12, 2001, Mr. Chen conveyed to Mr. Adam Sybase's proposed terms for a possible business combination involving Sybase and NEON.

     On January 15, 2001, NEON's board of directors authorized NEON to continue discussions with Sybase regarding a possible business combination.

     On January 16, 2001, at the direction of Mr. Adam, CSFB contacted Mr. Chen to express NEON's desire to continue discussions regarding a potential business combination. At this time, Mr. Chen expressed Sybase's desire to continue discussions as well.

     On January 17, 2001 NEON and Sybase entered into a mutual nondisclosure agreement pursuant to which they agreed to exchange confidential information regarding their respective businesses.

     On January 19, 2001, Mr. Adam, Dr. Patrick Fortune, NEON's President and Chief Operating Officer, Stephen Webb, NEON's Chief Financial Officer, and Peter Hoversten, NEON's Chief Technology Officer, met with Pieter Van der Vorst, Sybase's Chief Financial Officer, Mr. Beard and Mark Wilson, Sybase's Senior Director, Corporate Development, in San Francisco, California to review strategic, financial, product and operational information about NEON, and to continue discussions regarding the merits of a business combination. That night, Mr. Adam and Mr. Chen continued discussions of a possible business combination.

     On January 22, 2001, Merrill Lynch & Co. ("Merrill Lynch") was engaged to act as Sybase's financial advisor in connection with a possible transaction with NEON.

     On January 24, 2001, Merrill Lynch began its due diligence review of NEON, which continued through the signing of the reorganization agreement. Representatives of Merrill Lynch met with representatives of NEON management at NEON's offices in Englewood, Colorado to review background historical information on NEON's strategy, products and financial and operational performance.

     On January 26, 2001, Sybase transmitted a proposed term sheet and certain ancillary documents to NEON.

     On January 27, 2001, Mr. Adam notified Mr. Beard that NEON was interested in continuing discussions with Sybase regarding a possible business combination.

     On January 30 and 31, 2001, several discussions took place among representatives of Sybase, Merrill Lynch, CSFB and NEON with respect to the proposed financial terms of the business combination transaction.

     On February 1, 2001, NEON retained Cooley Godward LLP to act as its outside legal counsel in connection with the possible business combination transaction. Later that evening, management of the two companies agreed to continue discussions regarding a business combination transaction and directed their outside legal counsel to commence negotiation of a definitive reorganization agreement.

     On February 5, 2001, representatives from Sybase, Wilson Sonsini Goodrich & Rosati, Professional Corporation, outside legal counsel to Sybase, and Ernst & Young LLP, independent accountants to Sybase, began their due diligence review of NEON which continued through the signing of the reorganization agreement.

     Between February 5 and February 7, 2001, Mr. Adam, Dr. Fortune, Mr. Webb, Mr. Hoversten, Fred Horn, NEON's Executive Vice President of Operations, Leonard Goldstein, NEON's Senior Vice President, Senior Counsel and Secretary, Leslie Lundberg, NEON's Vice President of Human Resources, Brian Duff, NEON's Controller, and other members of NEON management met with Mr. Van der Vorst, Mr. Beard, Mr. Nathan, Dan Carl, Sybase's General Counsel, Pamela George, Sybase's Vice President of Marketing, Nita White-Ivy, Sybase's Vice President of Human Resources, and other members of Sybase management, at the offices of Cooley Godward in San Francisco, California. During these meetings, the parties discussed the business, financial condition and organization of the two companies. Simultaneously, Scott Powell, NEON's Group President of Engineering, and Mr. Ho met in Denver, Colorado, to discuss both companies' product architecture and specifications.

     On February 6, 2001, the NEON board of directors held a special telephonic meeting to discuss the potential business combination. Members of NEON's management and representatives of CSFB explained the background and status of the negotiations. At this meeting, representatives of Cooley Godward reviewed the responsibilities of the board of directors in considering the proposed business combination transaction. The NEON board of directors discussed the strategic rationale for a proposed business combination and authorized management to continue negotiations with Sybase. Later that evening, Wilson Sonsini Goodrich & Rosati delivered drafts of the reorganization agreement and related agreements to Cooley Godward.

     From February 9, 2001 through February 20, 2001, negotiations on the terms of the reorganization agreement and related agreements continued among Sybase, NEON and their respective legal counsel and financial advisors. These negotiations covered all aspects of the transaction, including, among other things, the representations and warranties made by the parties, the restrictions on the conduct of their businesses, the conditions to completion of the offer and the merger, the provisions regarding termination, the details of the "no shop" clause, the amount, triggers and payment of the termination fee and the consequences of termination, and the delivery and terms of the stockholder agreements. During this period, executive officers of NEON who were asked to enter into employment and non-competition agreements and agreements amending certain change of control severance agreements negotiated the terms of these agreements with Sybase.

     On February 14, 2001, the NEON board of directors held a special telephonic meeting during which the NEON board of directors discussed the proposed business combination with Sybase. Mr. Adam reviewed the background of NEON's discussions with Sybase as well as the current status of negotiations and reviewed the terms of the proposed business combination transaction. Representatives of CSFB reviewed the financial terms of the transaction as proposed at that time. In addition, representatives of Cooley Godward outlined the board's fiduciary duties and other applicable legal principles in the context of business combination transactions and reviewed the reorganization agreement and stockholder agreements and related matters. The NEON board of directors discussed the strategic, business and financial merits and the timing of a possible transaction with Sybase and the terms of Sybase's proposal, and directed management to continue negotiations with Sybase.

     From February 12, 2001 to February 14, 2001, Mr. Chen, Mr. Van der Vorst, Mr. Beard and representatives of Merrill Lynch had several conversations with the individual members of the Sybase board of directors regarding the proposed business combination with NEON, including the strategic rationale for the transaction and the proposed financial and other transaction terms.

     On February 15, 2001, the Sybase board of directors met and reviewed the proposed transaction terms and the results of Sybase's due diligence investigation. Representatives of Merrill Lynch and Wilson Sonsini Goodrich & Rosati also participated. The Sybase board of directors received a presentation from its financial advisor, Merrill Lynch, concerning the transaction. Representatives of Wilson Sonsini Goodrich & Rosati reviewed the proposed principal terms of the reorganization agreement and outlined the legal principles applicable to the Sybase board of directors' consideration and approval of the proposed transaction. The Sybase board of directors, by unanimous vote of the directors present and voting at the meeting, authorized Sybase to enter into a reorganization agreement with NEON in substantially the form proposed at the meeting consistent with the Sybase board of directors' guidance on certain open issues, including the completion of the audit of NEON's financial statements for the year ended December 31, 2000.

     On February 19, 2001, a representative of Merrill Lynch telephoned a representative of CSFB to discuss open issues in the negotiations, including valuation and the potential exchange ratio. In addition, on February 19, 2001, Mr. Chen telephoned Mr. Adam to discuss open issues in the negotiations, including valuation and the potential exchange ratio.

     On February 19, 2001, the NEON board of directors held a special telephonic meeting to review the status of negotiations and discussions with Sybase since the board's February 14, 2001 meeting and reviewed revised drafts of the reorganization agreement and related agreements. Representatives of CSFB and Cooley Godward also participated. Representatives of Cooley Godward reviewed with the NEON board of directors the main legal principles applicable to the proposed business combination transaction (including the board's fiduciary duties and authority in considering the transaction). Representatives of Cooley Godward also reviewed in detail the principal terms of the proposed reorganization agreement and related agreements and summarized the remaining open issues and responded to questions by the NEON board of directors. The NEON board of directors reviewed and discussed the principal terms of the proposed transaction, including the exchange ratio, closing conditions, termination rights, the termination fee, the stockholder agreements and NEON's ability to consider alternative proposals. Also at this meeting, CSFB reviewed with NEON's board of directors the financial terms of the transaction proposed at that time and indicated that, subject to agreement on the final exchange ratio consistent with the financial terms as proposed at that time, it was prepared to render an opinion to the NEON board of directors that, as of such date and based upon and subject to various considerations, the exchange ratio in the transaction was fair, from a financial point of view, to the holders of NEON common stock. After further deliberation, the NEON board of directors, by the unanimous vote of all directors present and voting at the meeting:

     - determined that the reorganization agreement and the transactions contemplated thereby, including the offer and the merger, are consistent with and in furtherance of the long-term business strategy of NEON and are advisable and are fair to and in the best interest of NEON and its stockholders,

     - approved and adopted the reorganization agreement and the transactions contemplated thereby, including the offer and the merger and the stockholder agreements and the transactions contemplated thereby, together with such changes as were discussed at the meeting,

     - resolved to recommend acceptance of the offer and approval and adoption of the reorganization agreement by NEON's stockholders, and

     - authorized Mr. Adam to execute, on behalf of NEON, the reorganization agreement and such other documents that certain of NEON's officers find necessary or advisable in their sole discretion, together with any changes, deletions, additions and alterations that such officers approve consistent with the resolutions of the NEON board of directors.

     After the close of trading on the Nasdaq National Market on February 20, 2001, Sybase and NEON agreed on the final exchange ratio of 0.3878 and entered into the reorganization agreement. Following agreement on the final exchange ratio, CSFB rendered to the NEON board of directors its written opinion that, as of February 20, 2001, and based upon and subject to various considerations set forth in its opinion, the exchange ratio in the transaction was fair, from a financial point of view, to the holders of NEON common stock, other than Sybase and its affiliates. CSFB was not aware of any ownership of shares of NEON common stock by Sybase or its affiliates. A copy of CSFB's opinion was included in NEON's Solicitation/ Recommendation Statement on Schedule 14D-9, which was mailed to NEON stockholders on March 15, 2001. Stockholders should read CSFB's opinion carefully in its entirety.

     Also on February 20, 2001, the directors and certain officers and stockholders of NEON entered into stockholder agreements with Sybase, pursuant to which they agreed to tender their NEON shares in the offer and vote their NEON shares in favor of the approval and adoption of the reorganization agreement. In addition, the directors and certain officers and stockholders of NEON entered into affiliate agreements with Sybase, acknowledging the restrictions imposed by the federal securities laws, in some instances, on their ability to sell Sybase shares following the completion of the offer or the merger, as applicable. In addition, certain officers of NEON also signed amendments to the change of control severance agreements to which such officers are party to, among other things, waive certain severance and other rights that may be triggered as a direct or indirect result of the transactions contemplated by the reorganization agreement. Messrs. Adam, Fortune, Horn and Hoversten each entered into employment and non-competition agreements with Sybase, effective upon consummation of the merger, under which they agreed not to engage in certain activities or make certain investments, and not to solicit Sybase employees, during the period of their employment by the surviving corporation and for eighteen months following their termination of employment with the surviving corporation.

     After the parties signed the reorganization agreement, Sybase issued a press release announcing the transaction.

     On March 15, 2001 Neel Acquisition Corp. commenced the offer, which ended on April 11, 2001.

     On April 12, 2001 Sybase, through its subsidiary, accepted 24,666,134 shares of NEON stock that were tendered during the offer. In addition, the resignations of all members of the NEON board of directors except for Messrs. Adam and Fortune were accepted, and effective on that date, Messrs. Chen, Van der Vorst, Carl, Beard and Nathan were appointed by Sybase to serve on the board of directors of NEON.

     On April 12, 2001, the subsequent offering period commenced and ended on April 26, 2001. At the end of the subsequent offering period, an aggregate of 29,642,458 shares of NEON common stock had been tendered and paid for by Sybase, through its subsidiary.

SYBASE REASONS FOR THE OFFER AND MERGER

  Improve Sybase's e-Business/Enterprise Application Integration Products

     - Sybase believes the combination of Sybase and NEON furthers its strategy of improving and expanding its product offerings in the e-business/enterprise application integration marketplace. This marketplace is demanding the integration of new e-business applications with existing and older legacy applications on the web to facilitate seamless e-business. Enterprise application integration is one of the fastest growing areas of the information technology industry and Sybase's acquisition of NEON would provide it with processes, integration technology, portal servers and other elements critical for its growth in this area.

  Strengthen Sybase's Market Position

     - Sybase believes the combination of Sybase and NEON will strengthen its position in the emerging e-business marketplace. Acquisition of NEON's technology would broaden Sybase's e-business platform, enabling it to respond to customer demand by providing products complimentary to Sybase's application server, replication server and messaging middleware. Sybase believes an enhanced e-business platform would meet the needs of customers interested in maximizing and integrating all business interactions, from the consumer to suppliers and the back-office.

     - Sybase believes the combination of Sybase and NEON will enable it to strengthen its market presence by broadening the total number of products available to customers and allowing customers to develop e-business solutions faster.

     - NEON's strength in the manufacturing, distribution, retail and utilities vertical markets should provide an opportunity for Sybase to expand its presence into those vertical markets.

  Increase Sybase's Selling Opportunities

     - Sybase believes enterprises will increasingly demand e-business implementation and integration services from one vendor. The combined products of Sybase and NEON will allow Sybase to meet this demand and offer its customers additional products and capabilities, as well as reach new customers who are seeking a broad e-business/enterprise application integration solution.

     - NEON has over 3,000 worldwide customers, mostly in the Fortune Global 2000, which Sybase believes will provide opportunities for cross-selling of other Sybase products.

  Improve Organizational Capabilities

     - NEON had approximately 1,000 employees as of February 23, 2001. Many of these employees, including 260 engineers, 280 consultants, and 85 sales representatives, Sybase believes will strengthen Sybase's development, professional services and sales capabilities.

     - Sybase believes that the combined company's capabilities will allow it to deliver new e-business solutions to the market faster, in months instead of years.

RECOMMENDATION AND REASONS OF NEON BOARD

  Recommendation of NEON Board

     On February 19, 2001, the NEON board of directors approved the offer, the merger, the reorganization agreement and the transactions contemplated by the reorganization agreement and recommending that all holders of NEON shares accept the offer and tender their NEON shares pursuant to the offer. In approving these transactions and making these recommendations, the NEON board of directors considered a number of factors, including:

     - the complementary strategies and direction of NEON, a leading supplier of e-business integration software and services, and Sybase, a leading global provider of software solutions that help businesses manage and deliver information across distributed mixed computing environments, including the Internet;

     - the combination of Sybase's e-business platform products and NEON's suite of e-business integration products, creating a complete e-business infrastructure solution for companies building on-line businesses;

     - the opportunity for NEON to access Sybase's installed base of 40,000 customers for cross-selling opportunities, and to leverage Sybase's distribution channels to drive sales of NEON's e-business integration products;

     - Sybase offers a more significant international presence for the distribution of NEON products;

     - the exchange ratio for the offer and the merger representing a premium of 65.2% over the closing price of the NEON common stock on the Nasdaq National Market on February 16, 2001, the last trading day prior to the NEON board's approval of the reorganization agreement, as well as 80.2% and 82.5% premiums over the average of the closing prices for the ten and 30 trading days, respectively, ending on February 16, 2001;

     - the presentations of CSFB regarding the financial terms of the proposed transaction and the opinion of CSFB that, as of February 20, 2001 and based upon and subject to the various considerations set forth in the CSFB opinion, the exchange ratio in the transaction was fair, from a financial point of view, to the holders of NEON common stock, other than Sybase and its affiliates. A copy of the opinion is included in NEON's Solicitation/Recommendation Statement on Schedule 14D-9, which is incorporated by reference into this information statement. NEON stockholders should read the opinion carefully in its entirety;

     - the financial and other terms of the offer, the merger and the reorganization agreement, including the benefits of the transaction being structured as a first-step exchange offer and second-step merger, which provided NEON's stockholders with an opportunity to receive shares of Sybase common stock on an accelerated basis;

     - the opportunity for the holders of the NEON shares to participate in a significantly larger and more diversified company and, as stockholders of the combined company, to have greater liquidity in their shares and to benefit from any future growth of the combined company;

     - the strengths and weaknesses of Sybase's and NEON's businesses and the key attributes and opportunities of the combined company in terms of, among other things, products, sales, customers, management, and financial and competitive position;

     - the nature of the e-business software industry and the belief of NEON's board of directors that greater size and resources are increasingly required for companies to successfully compete in this industry;

     - the increasing competition that NEON faces from both existing and potential competitors, many of which have greater assets and resources than NEON, which has occurred as a result of, among other reasons, the consolidation taking place in the software industry in general;

     - historical information concerning Sybase's and NEON's respective businesses, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations filed with the SEC;

     - the consideration to be received by NEON stockholders in the offer and the merger and an analysis of the market value of the Sybase common stock to be issued in exchange for the NEON common stock in light of comparable transactions;

     - current financial market conditions and historical market prices, volatility and trading information with respect to Sybase common stock and the NEON common stock;

     - the belief that the terms of the reorganization agreement, including the parties' representations, warranties and covenants, and the conditions to the parties' respective obligations, are reasonable;

     - the impact of the offer and the merger on NEON's customers and employees; and

     - reports from management, legal advisors and financial advisors as to the results of their due diligence investigation of Sybase.

     NEON's board of directors also considered the terms of the reorganization agreement regarding NEON's rights to consider and negotiate other acquisition proposals, as well as the possible effects of the provisions regarding termination fees. In addition, NEON's board of directors noted that the offer and merger are expected to be a tax-free transaction. NEON's board of directors also considered various alternatives to the offer and the merger, including remaining as an independent company. NEON's board of directors believed that these factors, including the NEON board's review of the terms of the reorganization agreement, supported the board's recommendation of the offer and the merger when viewed together with the risks and potential benefits of the offer and the merger. NEON's board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the offer and the merger, including, but not limited to:

     - the risk that the potential benefits sought in the offer and the merger might not be fully realized;

     - certain risks applicable to Sybase's business (see the section of this information statement under the heading "Risk Factors -- Risks Related to Sybase's Business");

     - the possibility that the offer and the merger might not be completed and the effect of public announcement of the offer and the merger on NEON's sales and operating results, and its ability to attract and retain key technical, marketing and management personnel;

     - the risk that the terms of the transaction could be dilutive to Sybase's earnings and that such potential dilution could negatively impact the trading price of Sybase common stock.

     - the substantial charges to be incurred in connection with the offer and the merger, including costs of integrating the businesses and transaction expenses arising from the offer and the merger;

     - the risk that despite the efforts of the combined company, key technical, marketing and management personnel might not remain employed by the combined company; and

     - the difficulty of managing separate operations at different geographic locations.

     NEON's board of directors believed that these risks were outweighed by the potential benefits of the offer and the merger.

     The NEON board of directors did not assign relative weights to the foregoing factors or determine that any factor was of particular importance. Rather, the NEON board of directors viewed its position and recommendations as being based on the totality of the information presented to and considered by the NEON board of directors. In addition, individual members of the NEON board of directors may have given different weights to different factors.

     The foregoing discussion of the information and factors considered by the NEON board of directors is not intended to be exhaustive but is believed to include the material factors considered by the NEON board of directors. In view of the wide variety of factors, both positive and negative, considered by the NEON board of directors, the NEON board of directors did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered.

     Shortly after Sybase's wholly-owned subsidiary purchased the shares tendered in the initial offering period of the exchange offer, all members of the NEON board except for Messrs. Adam and Fortune resigned. Subsequently, Messrs. Chen, Van der Vorst, Carl, Beard and Nathan were appointed as directors of NEON.

OPINION OF NEON FINANCIAL ADVISOR

     On February 20, 2001, CSFB delivered its opinion to NEON's board of directors that, as of that date, based upon and subject to the various considerations set forth in the CSFB opinion, the exchange ratio in the transaction was fair, from a financial point of view, to holders of NEON common stock, other than Sybase and its affiliates. CSFB was not aware of any ownership of shares of NEON common stock by Sybase or its affiliates.

     We incorporate by reference the full text of the CSFB opinion dated February 20, 2001. The full text of the written opinion of CSFB, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion is attached as Schedule II to NEON's Solicitation/ Recommendation Statement on Schedule 14D-9, which was previously mailed to NEON stockholders. We urge NEON stockholders to read the opinion in its entirety and the discussion in NEON's Solicitation/ Recommendation Statement regarding the opinion.

PURPOSE AND STRUCTURE OF THE MERGER; REASONS OF SYBASE FOR THE MERGER

     The purpose of the merger is for Sybase to acquire all NEON shares not tendered and exchanged pursuant to the offer. In the merger, each then outstanding NEON share (other than shares owned by Sybase, NEON or any of their direct or indirect wholly owned subsidiaries) would be converted into the right to receive the same number of Sybase shares as was paid in the offer.

     Under Delaware law, the approval of the NEON board and the affirmative vote of a majority of the votes entitled to be cast by the holders of all the outstanding shares as of the record date are required to approve and adopt the reorganization agreement. The NEON board has approved and adopted the reorganization agreement and the transactions contemplated thereby, and the only remaining required corporate action of NEON is the approval and adoption of the reorganization agreement by the affirmative vote of a majority of the outstanding NEON shares. Because Sybase and its affiliates own approximately 79.99% of the outstanding shares as of the record date, the approval and adoption of the reorganization agreement is assured without the vote of any other stockholder.

     NEON stockholders who did not exchange their NEON shares in the exchange offer do not have appraisal rights in connection with the merger.

REORGANIZATION AGREEMENT

     The following is a summary of the material provisions of the reorganization agreement which relate to the merger. This summary does not purport to be complete and is qualified in its entirety by reference to the reorganization agreement, which is attached to the Registration Statement on Form S-4 of Sybase filed on March 15, 2001 which is incorporated herein by reference. Stockholders are urged to read the reorganization agreement in its entirety and to consider it carefully.

  Recommendation

     On February 19, 2001, NEON's board of directors by unanimous vote of the directors participating in the meeting (i) determined that each of the reorganization agreement, the offer and the merger is fair to, and in the best interests of, the stockholders of NEON, (ii) duly approved the reorganization agreement and the transactions contemplated thereby, including the offer and the merger and (iii) subject to the terms and conditions of the reorganization agreement, resolved to recommend that the stockholders of NEON accept the offer and tender their shares thereunder to Neel Acquisition Corp. and approve and adopt the reorganization agreement and the merger.

  Appointment of NEON Directors by Sybase

     Shortly after Neel Acquisition Corp. had purchased shares in the initial offering period of the exchange offer, which comprised approximately 75.39% of all outstanding shares, all members of the NEON board except for Messrs. Adam and Fortune resigned. Messrs. Chen, Van der Vorst, Carl, Beard and Nathan were appointed by Sybase to serve on the board of directors of NEON.

  The Merger

     The reorganization agreement provides that Neel Acquisition Corp. will be merged with and into NEON no later than the second business day following the satisfaction or waiver of the conditions set forth in the reorganization agreement unless the parties agree to another date. Under the terms of the reorganization agreement, at the effective time of the merger, each share of NEON common stock will be converted into the right to receive from Neel Acquisition Corp. 0.3878 of a share of Sybase common stock for each share of NEON common stock, the same per share consideration paid to holders of NEON common stock who exchanged their NEON shares in the offer. Notwithstanding the foregoing, the merger consideration will not be payable in respect of NEON shares held by NEON, Sybase or Neel Acquisition Corp. As a result of the merger, the separate existence of Neel Acquisition Corp. will cease and NEON will continue as the surviving corporation and a wholly-owned subsidiary of Sybase.

  Effective Time

     The merger shall become effective upon the filing of a certificate of merger with the Secretary of the State of Delaware or such later time as is agreed by NEON and Sybase and specified in the certificate of merger. The filing of the certificate of merger will take place as soon as practicable on or after the closing date of the merger.

  Transfer of Shares

     No transfer of shares will be made on the share transfer books of NEON after the Effective Time. If, at or after the Effective Time, certificates of shares of NEON common stock are presented, they will be canceled and exchanged for the right to receive 0.3878 of a share of Sybase common stock.

  Covenants

     The reorganization agreement contains various customary covenants of the parties thereto. Certain of these covenants ceased to be applicable following the date that Sybase appointed Messrs. Chen, Van der Vorst, Carl, Beard and Nathan to serve on the board of directors of NEON. A description of certain of these covenants which continue to be applicable follows:

     Reasonable Efforts. The reorganization agreement provides that each of Sybase and NEON will use its reasonable efforts to take all actions necessary to close the offer and the merger.

     Employee Benefits. To the extent permitted by applicable law, Sybase has agreed to give credit under all employee benefit plans, programs, policies and arrangements maintained by Sybase or the surviving corporation (other than sabbatical benefits) to each employee of NEON or its subsidiaries for all service with NEON or its subsidiaries. In addition, Sybase has agreed to provide employees of NEON and its subsidiaries who are retained by Sybase with the benefits substantially comparable in the aggregate to those benefits provided to similarly situated employees at Sybase; provided that such benefits are available on reasonable terms, Sybase is permitted to make any changes required by law and there shall be no duplication of benefits.

     Representations and Warranties. The reorganization agreement contains a number of customary representations and warranties relating to each of the parties and their ability to consummate the offer and the merger. All representations and warranties of each party expire upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

  Conditions of the Merger.

     The obligations of NEON, Sybase and Neel Acquisition Corp. to consummate the merger are subject to the satisfaction of the following conditions, any of which may be waived in writing by Sybase and NEON:

     - if required by Delaware law, NEON stockholders shall approve and adopt the reorganization agreement by the requisite vote under Delaware law and NEON's certificate of incorporation and bylaws;

     - Neel Acquisition Corp. shall accept for exchange and exchange all shares of NEON common stock tendered pursuant to the offer;

     - no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the merger;

     - the shares of Sybase common stock to be issued in the merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance or shall be exempt from such requirement under then applicable laws, regulations and rules of the Nasdaq Stock Market, Inc.; and

     - the registration on Form S-4 relating to the merger, including any post-effective amendment thereto, shall become effective under the Securities Act and not be the subject of any stop order or proceeding seeking a stop order.

  Termination of the Reorganization Agreement.

     Sybase's and NEON's boards of directors can jointly agree to terminate the reorganization agreement at any time prior to the effective time of the merger. Any such termination will require a vote of the directors who were acting as directors prior to the expiration of the offer. In addition, either Sybase or NEON can terminate the reorganization agreement if there shall be any applicable law or regulation that makes consummation of the merger illegal or otherwise prohibited or any judgment, injunction, or order which is final and nonappealable prohibiting the consummation of the merger.

  Fees and Expenses.

     The reorganization agreement provides that NEON, Sybase, and Neel Acquisition Corp. shall each bear all expenses incurred by it in connection with the reorganization agreement and the transactions contemplated thereby.

  Indemnification

     From and after the effective time of the merger, Sybase will fulfill and honor in all respects the obligations of NEON pursuant to the provisions of each indemnification agreement between NEON and its directors or officers in effect prior to the effective time of the merger and the indemnification provisions of the NEON certificate of incorporation in effect as of the date of the reorganization agreement (or indemnification provisions at least as favorable as the provisions of the NEON certificate of incorporation). Furthermore, Sybase has agreed to maintain for six years after the effective time of the Merger, subject to certain cost limitations, a policy of directors' and officers' liability insurance covering the directors and officers of NEON.

  Amendment and Waivers.

     The reorganization agreement may be amended by action taken by NEON, Sybase and Neel Acquisition Corp. at any time prior to the closing of the merger. The reorganization agreement provides that any amendment of the reorganization agreement, any termination of the reorganization agreement by NEON, any extension by NEON of the time for the performance of any of the obligations or other acts of Sybase or Neel Acquisition Corp. under the reorganization agreement, waiver by NEON of any rights of NEON under the reorganization agreement or any approval of any other action by NEON which is reasonably likely to adversely affect the interests of the NEON stockholders with respect to the transactions provided for under the reorganization agreement, will require the concurrence of Messrs. Adam and Fortune, who constitute a majority of the NEON directors then in office who were not designated by Sybase.

DELISTING OF NEON SHARES FOLLOWING THE MERGER

     Because the shares of NEON common stock will be canceled as a result of the merger, the shares will be delisted from the Nasdaq National Market System. The shares are currently registered under the Exchange Act. Registration of the shares under the Exchange Act will be terminated and NEON will be relieved of the obligation to comply with the public reporting requirements of the Exchange Act, including the obligation to comply with the proxy rules under the Exchange Act.

REGULATORY APPROVALS

     The notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the related rules of the Federal Trade Commission and the Antitrust Division of the Department of Justice have been filed and Sybase and NEON received notice of early termination on March 9, 2001. In addition, Sybase received clearance from the Federal Cartel Office of the Republic of Germany on April 5, 2001.

     Sybase believes that there are no other material regulatory or governmental approvals required in order for the merger to be consummated.

ACCOUNTING TREATMENT

     The merger of Sybase and NEON will be accounted for as a "purchase," as that term is used under generally accepted accounting principles, commonly referred to as "GAAP", for accounting and financial reporting purposes. NEON will be treated as the acquired corporation for these purposes. NEON's assets, liabilities and other items will be adjusted to their estimated fair value on the closing date of the merger and combined with the historical book values of the assets and liabilities of Sybase. Applicable income tax effects of these adjustments will be included as a component of the combined company's deferred tax asset or liability. The difference between the estimated fair value of the assets, liabilities and other items (adjusted as discussed above) and the purchase price will be recorded as an intangible asset and amortized against the combined company's earnings over six years following completion of the merger. For further information concerning the amount of goodwill or other intangibles to be recorded in connection with the merger and the amortization of that goodwill, see "Notes to Unaudited Pro Forma Combined Condensed Financial Statements" beginning on page 20.

     Sybase has prepared the unaudited pro forma financial information contained in this information statement using the purchase accounting method to account for the offer and the merger. See "Unaudited Pro Forma Combined Condensed Financial Statements" on page 16.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain current or former members of NEON's management and certain members of NEON's board of directors, including persons who were directors when the deal was approved and recommended and who resigned on the appointment date (as well as other employees of NEON) have certain interests in the merger that are described below that are in addition to their interests as stockholders generally. NEON's board of directors took these interests into account in approving and adopting the reorganization agreement and the transactions contemplated thereby and recommending that all holders of NEON shares accept the offer and tender their shares pursuant to the offer.

  Stock options

     The reorganization agreement provides that each outstanding option to purchase shares of NEON common stock under the NEON stock option plans will be assumed upon consummation of the merger by Sybase and shall thereafter be exercisable for that number of shares of Sybase common stock equal to the number of shares of NEON common stock for which it is exercisable multiplied by the exchange ratio rounded down to the nearest whole number of shares of Sybase common stock. In addition, the per share exercise price of each assumed option shall be determined by dividing the original exercise price by the exchange ratio rounded up to the nearest whole cent.

     According to the terms of the NEON 1995 Stock Option Plan, 1998 Nonstatutory Stock Option Plan and 1997 Director Option Plan, 12 months of unvested options held by employees, directors and officers of NEON shall accelerate in the event that the employee, director or officer is terminated without cause or as a result of constructive termination at any time within 12 months following consummation of the offer.

     In addition, George F. (Rick) Adam, Jr., Frederick T. Horn, Peter Hoversten, Leonard Goldstein and Stephen E. Webb and Dr. Patrick J. Fortune hold unvested options that will become exercisable in full upon consummation of the Offer.

     The following table sets forth, with respect to each of the executive officers and non-employee directors of NEON the following information as of the day prior to the date the offer was first mailed to NEON stockholders:

     - the number of shares of NEON common stock subject to options held by such persons that will be exercisable immediately upon the consummation of the merger (including options that are currently exercisable as well as options which will become exercisable in connection with the transactions contemplated by the reorganization agreement);

     - the range of exercise prices of the options held by such persons;

     - the weighted average exercise price of the options held by such persons; and

     - the cash value (i.e., the total stock value less the exercise price) of all options held by such persons which are in-the-money (i.e. represent a positive spread between the respective exercise prices of the options and the per share of NEON common stock value of the consideration to be received in the offer and the merger), based upon an assumed per share of NEON common stock amount of consideration to be received by NEON stockholders in the offer and the merger of $6.54 in Sybase common stock, based on the last sales price of Sybase common stock on March 14, 2001 of $16.88.

                                         OPTIONS                              WEIGHTED        AGGREGATE
                                          WHICH            RANGE OF           AVERAGE          VALUE OF
                                         WILL BE        EXERCISE PRICES    EXERCISE PRICE    IN-THE-MONEY
                NAME                  EXERCISABLE(1)       PER SHARE         PER SHARE         OPTIONS
                ----                  --------------    ---------------    --------------    ------------
George F. Adam, Jr. ................     302,905(2)     $ 5.25 - 54.45        $ 10.60        $316,357.02
Melvyn Bergstein....................      25,889(3)      13.00 - 20.62          14.08                 --
Patrick J. Fortune..................     754,683(2)       4.78 - 49.50          24.20         410,144.52
Leonard Goldstein...................     107,023(2)       4.78 -  7.00           5.88          89,365.92
Frederick T. Horn...................     423,665(2)       3.62 - 49.50          11.91         425,765.33
Peter Hoversten.....................     201,828(2)       4.50 -  7.00           5.60         219,163.44
Franz Koepper.......................       9,791                  7.00           7.00                 --
Stephen E. Webb.....................     235,448(2)       4.50 - 49.50          10.07         222,180.21
Joseph Kasputys.....................      43,664(3)      19.25 - 38.88          22.36                 --
Steven Lazarus......................      57,000(3)       6.28 - 38.88          12.07           9,487.33
Mark L. Gordon......................      57,000(3)       1.12 - 38.88           9.61            149,796
Robert I. Theis.....................     129,270          3.62 -  7.00           5.52         156,264.60

---------------
(1) Assumes a closing date of June 8, 2001.

(2) Includes options which will become exercisable upon consummation of the offer.

(3) Includes options which will become exercisable if these individuals are deemed to no longer serve as directors of NEON following the consummation of the offer.

  Employment Contracts, Termination of Employment and Change of Control Arrangements

     In connection with the negotiation of the reorganization agreement, Sybase required that the change of control severance agreements between NEON and each of Messrs. Adam, Horn, Hoversten, Goldstein and Webb and Dr. Fortune be amended with new terms to be effective upon the consummation of the offer. Each of the amended change of control severance agreements provides that all NEON options granted to such person prior to the date of the amended agreements will vest and all restrictions on restricted stock held by such person will lapse upon consummation of the offer. The amended agreements of Mr. Goldstein and Mr. Webb provide for a cash payment of $750,000 to be paid to each of them upon consummation of the offer. The amended agreements of Mr. Horn, Mr. Hoversten and Dr. Fortune provide cash payments of $1,092,000, $390,000 and $1,560,000, respectively, based upon their continued employment with Sybase following the consummation of the offer. The cash payments to Mr. Horn, Mr. Hoversten and Dr. Fortune are payable as follows: 5/13 on the 12-month anniversary of the consummation of the offer, 3/13 on the 18-month anniversary of the consummation of the offer, and the remaining 5/13 on the 24-month anniversary of the consummation of the offer. If any of Mr. Horn, Mr. Hoversten or Dr. Fortune is terminated by Sybase without cause prior to the 24-month anniversary of the consummation of the offer, he will receive his respective cash payment (less any amounts previously paid) in a lump sum payment. The amended agreement of Mr. Adam does not provide for a cash payment.

     This summary of the terms of the amended change of control severance agreements is qualified in its entirety by reference to the complete text of the amended change of control severance agreements, which have been filed as exhibits (e)(6) through (e)(11) to NEON's Solicitation/Recommendation Statement on

Schedule 14D-9 and are incorporated herein by reference. Information regarding the prior change of control severance agreements with certain executive officers is included in Schedule I of NEON's Solicitation/Recommendation Statement on
Schedule 14D-9.

     Also, Dr. Franz Koepper is a party to a Change of Control Severance Agreement with NEON, dated January 30, 2001, which provides that if Dr. Koepper is terminated other than "for cause" (as defined therein) within 18 months following the consummation of the offer, Dr. Koepper will receive a lump sum cash payment equal to 100% of his annual compensation, accelerated vesting of all NEON options held and, for a period of one year following the date of termination, continued employee benefits. This summary of the terms of Dr. Koepper's Change of Control Severance Agreement is qualified in its entirety by reference to the complete text of the Change of Control Severance Agreement, which has been filed as exhibit (e)(12) of NEON's Solicitation/Recommendation Statement on Schedule 14D-9 and is incorporated herein by reference. Information regarding Dr. Koepper's employment agreement with NEON is included in Schedule I of NEON's Solicitation/Recommendation Statement on Schedule 14D-9.

     In connection with the negotiation of the reorganization agreement, Sybase required that Messrs. Adam, Horn and Hoversten and Dr. Fortune enter into employment and non-competition agreements in order to help retain these officers following the merger. These agreements, which become effective only upon the effective date of the merger, provide for initial base salaries of $400,000 for Mr. Adam, $400,000 for Dr. Fortune, $300,000 for Mr. Horn and $250,000 for Mr. Hoversten. The agreements provide for annual target bonuses of up to $200,000 in the cases of Mr. Adam and Dr. Fortune, up to $120,000 in the case of Mr. Horn, and up to $100,000 in the case of Mr. Hoversten. The agreements provide that upon the effective date of the merger, Messrs. Adam, Horn and Hoversten and Dr. Fortune will be granted stock options to purchase 155,000, 125,000, 125,000 and 125,000 shares of Sybase common stock, respectively, 1/8 of which will vest on the six-month anniversary of the merger (based upon continued employment) and 1/48 of which will vest monthly thereafter through the 48th month following the effective date of the Merger (based upon continued employment). The agreements for Messrs. Adam, Horn and Hoversten and Dr. Fortune provide that in the event they are terminated "without cause," they will receive (provided the officer executes a release in favor of Sybase) a severance payment as follows: an amount equal to 18 months of salary and bonus in the case of Mr. Adam, an amount equal to the senior vice president severance package then applicable to such employees in the case of Dr. Fortune and an amount equal to the vice president severance package then applicable to such employees in the cases of Mr. Horn and Mr. Hoversten. Each of the agreements also provides for certain restrictive covenants on behalf of the officers in favor of Sybase, including provisions regarding noncompetition, nonsolicitation and nondisclosure of confidential information.

     This summary of the terms of the employment and non-competition agreements is qualified in its entirety by reference to the complete text of the employment agreements (and the amendments thereto), which have been filed as exhibits
(e)(13) through (e)(20) of NEON's Solicitation/Recommendation Statement on
Schedule 14D-9 and are incorporated herein by reference. Information regarding employment agreements between NEON and certain of its executive officers is included in Schedule I of NEON's Solicitation/Recommendation Statement on
Schedule 14D-9.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material United States federal income tax consequences of the offer and the merger to holders of NEON shares who exchange their NEON shares for Sybase shares in the merger. This discussion is based on the Internal Revenue Code of 1986, applicable Treasury regulations, administrative interpretations and court decisions in effect as of the date of this prospectus, all of which may change, possibly with retroactive effect. Any such change could alter the tax consequences described in this summary.

     This discussion of material federal income tax consequences of the merger is intended to provide only a general summary, and is not a complete analysis or description of all potential federal income tax consequences of the merger. It does not address all aspects of federal income taxation that may be important to a holder of NEON shares in light of that holder's particular circumstances or to a holder subject to special rules, such as:

     - a foreign entity or an individual stockholder who is not a citizen or resident of the United States;

     - a financial institution or insurance company;

     - a tax-exempt organization;

     - a dealer or broker in securities;

     - a stockholder who is subject to the alternative minimum tax provisions of the Code;

     - a stockholder whose shares are qualified small business stock for purposes of Section 1202 of the Code;

     - a stockholder who holds NEON shares as part of a hedge, appreciated financial position, straddle, constructive sale or conversion transaction;

     - a stockholder who acquired NEON shares pursuant to the exercise of incentive stock options or who holds NEON shares that are subject to a substantial risk of forfeiture; or

     - a stockholder who does not hold NEON shares as capital assets.

     In addition, this discussion does not address any state, local or foreign income tax or non-income tax consequences of the merger or of any transactions other than the merger. We urge holders of NEON shares to consult their own tax advisors to determine the particular federal income tax or other tax consequences to them of participation in the merger.

     Although there is limited authority, the merger (being completed as the second step pursuant to the terms of the reorganization agreement wherein the offer was the first step) will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code if, among other things, all of the following factual assumptions (which we refer to as the supporting conditions) are met:

     - the offer and the merger are completed under the current terms of the reorganization agreement (which it is intended to be);

     - the minimum tender condition for the offer is satisfied (which it was);
       and

     - the merger is completed promptly after the offer (which it is intended to be).

     At the consummation of the offer, Sybase and NEON received tax opinions from their respective counsel to the foregoing effect. Copies of those opinions were filed as exhibits to Sybase's Registration Statement on Form S-4, which is incorporated by reference herein. These opinions relied upon, and the consequences summarized below under "-- Federal Income Tax Consequences If the Offer and Merger Qualify As a Reorganization" are based upon, representations and covenants made by Sybase and NEON, and those contained in certificates of officers of Sybase and NEON delivered to tax counsel prior to the consummation of the offer, and upon certain assumptions, including the absence of changes in facts or in law between the date of the consummation of the offer and the effective time of the merger. If any of those representations, covenants or assumptions is inaccurate, the tax consequences of the merger could differ materially from those summarized below under "-- Federal Income Tax Consequences Of the Merger If the Offer and/or Merger Qualify As a Reorganization." In addition, the ability to satisfy the supporting conditions, and therefore the federal income tax consequences of the merger, depend in part on facts that will not be available before the completion of the merger. There can be no assurance that the merger will be completed, or that the supporting conditions will be satisfied, however, NEON believes that the necessary conditions will be satisfied. NEON stockholders should be aware that neither the IRS nor any court has ruled on the tax treatment of a combination of transactions identical to the offer and the merger and no ruling has been or will be requested from the IRS in connection with the offer and the merger. Accordingly, it is possible that the offer and/or the merger may not qualify as a reorganization, and the tax consequences of the merger could differ materially from those summarized below under "-- Federal Income Tax Consequences of the Merger If the Offer and/or Merger Qualify As a Reorganization." See "-- Federal Income Tax Consequences If the Merger Does Not Qualify As a Reorganization."

     Federal Income Tax Consequences of the Merger If the Offer and/or Merger Qualify As a Reorganization. Assuming that the offer and/or the merger qualify as a tax-free reorganization, for federal income tax purposes:

     - A holder of NEON shares will not recognize any gain or loss on its exchange in the merger of its NEON shares for Sybase shares.

     - If a holder of NEON shares receives cash instead of a fraction of a Sybase share in the merger, the holder will be required to recognize capital gain or loss, measured by the difference between the amount of cash received instead of that fraction of a share and the portion of the tax basis of that holder's NEON shares allocable to that fraction of a share. This gain or loss will be long-term capital gain or loss if the holder has held the NEON shares exchanged for that fraction of a Sybase share for more than one year at the time such NEON shares are accepted in the offer or at the effective time of the merger, as the case may be. The deductibility of capital losses is subject to limitations for both individuals and corporations.

     - A holder of NEON shares will have a tax basis in the Sybase shares received in the merger equal to (1) the tax basis in the NEON shares surrendered by that holder in the merger, reduced by (2) any tax basis in such NEON shares that is allocable to a fraction of a Sybase share for which cash is received.

     - The holding period for Sybase shares received in exchange for NEON shares in the merger will include the holding period for NEON shares surrendered in the merger.

     - Under specified circumstances, holders of NEON shares may be entitled to appraisal rights in connection with the merger. See "-- Purpose of the Offer; The Merger; Appraisal Rights" below. If appraisal rights are available and a holder of NEON shares receives cash pursuant to the exercise of appraisal rights, such holder will recognize gain or loss, measured by the difference between the amount realized and such holder's tax basis in such NEON shares. Holders of NEON shares who exercise appraisal rights are urged to consult their own tax advisors.

     - NEON will not recognize gain or loss as a result of the merger.

     Federal Income Tax Consequences If the Merger Does Not Qualify as a Reorganization. The tax consequences described above are based on factual assumptions, representations and covenants, including the satisfaction of the supporting conditions. If any of those factual assumptions, representations or covenants are not satisfied or observed, or in the event of a contrary ruling by the IRS or a court, the federal income tax consequences of the offer and the merger to holders of NEON shares could differ materially from those summarized above under "-- Federal Income Tax Consequences of the Merger If the Offer and/or Merger Qualify As a Reorganization." In that event, the exchange by NEON stockholders pursuant to the merger could be a taxable transaction for federal income tax purposes depending on the particular facts surrounding the merger, some of which may not be known before the completion of the merger.

     If the merger is taxable, each NEON stockholder participating in the merger will recognize capital gain or loss, measured by the difference between the fair market value of the Sybase shares (together with any cash instead of a fraction of a Sybase common share) received by such stockholder and such stockholder's tax basis in the NEON shares surrendered. This gain or loss will be long-term capital gain or loss if such stockholder had held such NEON shares for more than one year at the time such NEON shares are accepted at the effective time of the merger.

     We urge each holder of NEON shares to consult his or her own tax advisor to determine the particular United States federal, state or local or foreign income or other tax consequences of participation in the merger.

     Federal Backup Withholding. To prevent backup federal income tax withholding with respect to cash, if any, received pursuant to the merger, you must either provide the exchange agent with your correct taxpayer identification number and certify whether you are subject to backup withholding of federal income tax by completing the substitute Form W-9 included in the letter of transmittal or establish a basis for exemption from backup withholding. Some stockholders (including, among others, all corporations and some foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, the stockholder must submit a Form W-8BEN, W-8ECI, W-8EXP or W-8IMY, as appropriate, signed under penalties of perjury, attesting to that individual's exempt status. NEON stockholders that fail to provide their taxpayer identification numbers and the appropriate certifications or that fail to establish an exemption as described above will be subject to backup withholding of 31% on cash amounts received in the merger and may be subject to a $50 penalty imposed by the IRS. If withholding is made and results in an overpayment of taxes, a refund may be obtained. Cash amounts paid pursuant to the merger will be reported to the extent required by the Code to NEON stockholders and the IRS.

     Each NEON stockholder that receives Sybase common shares in the merger is required to file a statement with his, her or its federal income tax return setting forth the stockholder's basis in the NEON shares surrendered and the fair market value of our common shares and the proceeds from the cash in lieu of fractional shares received in the merger and is required to retain permanent records of these facts relating to the merger.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     Sybase common stock and NEON common stock are listed on the Nasdaq National Market. Sybase anticipates that the listing of its common stock will be transferred from the Nasdaq National Market to the New York Stock Exchange on May 22, 2001. Sybase's ticker symbol is "SYBS" and NEON's ticker symbols is "NEON." The following table shows, for the periods indicated, the highest and lowest last sale prices for shares of Sybase common stock and shares of NEON common stock on the Nasdaq National Market for the quarters indicated. Neither Sybase nor NEON have paid any cash dividends during the periods presented.

                                                           SYBASE COMMON        NEON COMMON
                                                               STOCK               STOCK
                                                          ----------------    ----------------
                                                            MARKET PRICE        MARKET PRICE
                                                          ----------------    ----------------
                                                           HIGH      LOW       HIGH      LOW
                                                          ------    ------    ------    ------
1999
  Second Quarter........................................  $11.00    $ 6.48    $73.38    $34.94
  Third Quarter.........................................   13.19     10.00     44.06     13.00
  Fourth Quarter........................................   18.50     10.63     59.00     20.50
2000
  First Quarter.........................................  $29.75    $16.50    $91.63    $39.00
  Second Quarter........................................   24.94     18.25     42.50     19.81
  Third Quarter.........................................   28.50     21.13     45.38     21.00
  Fourth Quarter........................................   24.31     17.56     21.44      4.47
2001
  First Quarter.........................................  $25.88    $15.00    $ 7.50    $ 2.59
  Second Quarter (through May 3, 2001)..................   17.07     12.94      6.65      4.84

     As of May 4, 2001, NEON had                shares issued and outstanding
with the shares being NEON's only class of voting securities that would be entitled to vote for directors at a stockholder meeting if one were to be held,
each share being entitled to one vote. Of these shares, 29,642,458, or      %
were held by Sybase.

     On February 20, 2001, the last full trading day prior to the public announcement of the offer and the merger, the last sale price per share of NEON common stock was $6.94 on the Nasdaq National Market. On May 3, 2001, the most recent practicable date prior to the filing of this information statement, the last sale price per share of NEON common stock was $6.00.

                COMPARISON OF SYBASE AND NEON STOCKHOLDER RIGHTS

     The following is a summary comparison of material differences between the rights of a Sybase stockholder under the current Sybase certificate of incorporation and bylaws (left column) and the rights of a NEON stockholder under the current NEON certificate of incorporation and bylaws (right column). Copies of these documents will be sent to holders of shares of NEON common stock upon request. A summary by its nature is not complete. We encourage you to refer to the relevant portions of the Sybase certificate of incorporation and bylaws incorporated in this document by reference, the NEON certificate of incorporation and bylaws, and the relevant provisions of Delaware law.

-----------------------------------------------------------------------------------------------------------------
                                                     GENERAL
-----------------------------------------------------------------------------------------------------------------

SYBASE                                                      NEON
- The rights of Sybase stockholders are governed by         - The rights of NEON stockholders are governed by
  Sybase's certificate of incorporation and bylaws,           NEON's certificate of incorporation and bylaws, in
  in addition to Delaware law.                                addition to Delaware law.
- Upon completion of the merger, the Sybase                 - Upon completion of the merger, NEON stockholders
  certificate of incorporation and bylaws will be the         will become Sybase stockholders.
  same in all respects as the present documents.
-----------------------------------------------------------------------------------------------------------------

                                               AUTHORIZED CAPITAL
-----------------------------------------------------------------------------------------------------------------

SYBASE                                                      NEON
- The authorized capital stock of Sybase consists of:
                                                            - The authorized capital stock of NEON consists of:
  - 200,000,000 shares of Sybase common stock, with a
    par value of $0.001 per share; there were -- shares       - 200,000,000 shares of NEON common stock, with a par
    of common stock outstanding as of May 4, 2001.              value of $0.0001 per share; there were -- shares of
                                                                common stock outstanding as of May 4, 2001.
  - 8,000,000 shares of preferred stock, with a par
    value of $0.001 per share, none issued or                 - 2,000,000 shares of preferred stock, with a par
    outstanding as of May 4, 2001.                              value of $0.0001 per share, none issued or
                                                                outstanding as of May 4, 2001.

-----------------------------------------------------------------------------------------------------------------
                                        AMENDMENT OF GOVERNING DOCUMENTS
-----------------------------------------------------------------------------------------------------------------
                                                     CHARTER
SYBASE                                                      NEON
- Except for the matters specified in the following         - Except for the matters specified in the following
  section, an authorization of the Sybase board,              section, an authorization of the NEON board,
  followed by the vote of a majority of the                   followed by the vote of a majority of the
  outstanding shares of Sybase common stock is                outstanding shares of NEON common stock is required
  required for an amendment to the Sybase certificate         for an amendment to the NEON certificate of
  of incorporation.                                           incorporation.
- An amendment to the Sybase certificate of                 - An amendment to the NEON certificate of
  incorporation providing for the following requires          incorporation which substantially alters the
  the affirmative vote of the holders of a majority           certificate of incorporation in a manner adversely
  or more of the outstanding shares of Series A               and substantially affecting the preferred stock
  Participating Preferred Stock, voting separately as         requires the approval of the majority of
  a class:                                                    outstanding shares of NEON preferred stock.
- amending the certificate of incorporation in a
  manner materially and adversely affecting the
  powers and preferences of the Series A
  Participating Preferred Stock.
- The affirmative vote of the holders of at least
   2/3 of the combined voting power of all of the
  then-outstanding shares of Sybase entitled to vote
  is required to alter, amend or repeal stockholder
  voting rights in the election of directors and the
  provision of the bylaws relating to stockholder
  action by written consent without a meeting unless
  such amendment is approved by a majority of
  directors not affiliated with any person or entity
  holding 26% or more of the voting power of Sybase's
  outstanding capital stock.
-----------------------------------------------------------------------------------------------------------------
                                                     BYLAWS
SYBASE                                                      NEON
- The Sybase bylaws may be adopted, amended or              - The NEON bylaws may be adopted, amended or repealed
  repealed by:                                                by:
  - the board of directors; or                                - the board of directors; or
  - the stockholders entitled to vote.                        - the stockholders entitled to vote.
  - The affirmative vote of at least  2/3 of the
    combined voting power of all the then-
    outstanding shares of Sybase entitled to vote is
    required to alter, amend or repeal stockholder
    voting rights and the provision of the bylaws
    relating to the stockholder action by written
    consent without a meeting unless such amendment
    is approved by a majority of the directors not
    affiliated or associated with any person or
    entity holding 26% or more of the voting power of
    Sybase's outstanding capital stock.

--------------------------------------------------------------------------------------------------------------
                                                  DIRECTORS
--------------------------------------------------------------------------------------------------------------
                                                    NUMBER

SYBASE                                                  NEON
- Sybase's bylaws provide that the board of directors   - The NEON bylaws provide that the board of directors
  shall consist of 7 directors.                           shall consist of 9 members. This number may be
                                                          changed by an amendment to the certificate of
                                                          incorporation or by an amendment to the bylaws
                                                          adopted by the board of directors or by the
                                                          stockholders.
- The current number of directors is 7.                 - The current number of directors is 7.
--------------------------------------------------------------------------------------------------------------
                                                CLASSIFICATION

SYBASE                                                  NEON
- The board of directors is divided into three          - The board of directors is divided into three classes
  classes, each as nearly equal in number as possible,    with overlapping three-year terms. There are two
  with one class being elected annually to a              Class I directors, whose terms will expire at the
  three-year term. There are two Class I directors,       annual meeting to be held in 2003; three Class II
  whose terms will expire at the annual meeting to be     directors, whose term will expire at the annual
  held in 2002; two Class II directors, whose terms       meeting to be held in 2002; and two Class III
  will expire at the annual meeting to be held in         directors, whose terms will expire at the annual
  2003; and three Class III directors, whose terms        meeting to be held in 2001.
  will expire at the annual meeting to be held in
  2001.
--------------------------------------------------------------------------------------------------------------
                                                  NOMINATION

SYBASE                                                  NEON
- A stockholder must make any nomination for a          - A stockholder must make any nomination for a
  director in writing to the secretary of Sybase at       director in writing to the secretary of NEON not
  least 90 days prior to the annual or special            less than 90 days in advance of the annual meeting
  meeting; however, in the event that less than 100       or special meeting; provided, however, that in the
  days notice or prior public disclosure of the date      case of a meeting called by or on behalf of the
  of the meeting is given or made to stockholders,        board of directors of NEON where prior notice, or
  notice by the stockholder to be timely must be so       public disclosure, of the meeting has not been given
  received not later than the close of business on the    or made at least 100 days prior to such meeting,
  tenth day following the day on which such notice of     notice by the stockholder to be timely must be so
  the meeting was mailed or such public disclosure was    received not later than the close of business on the
  made.                                                   tenth day following the day on which such notice of
                                                          the date of the meeting was mailed or such public
                                                          disclosure was made.

-----------------------------------------------------------------------------------------------------------------
                                                     REMOVAL

SYBASE                                                      NEON
- Sybase directors may be removed with or without           - Any director or the entire board or directors may
  cause, by the holders of a majority of shares then          be removed, with or without cause, by the holders
  entitled to vote at an election of directors.               of a majority of the shares then entitled to vote
  However, so long as stockholders are entitled to            at an election of directors.
  cumulative voting, if less than the entire board is
  to be removed, no director may be removed without
  cause if the votes cast against his or her removal
  would be sufficient to elect him or her if then
  cumulatively voted at an election of the entire
  board of directors.
-----------------------------------------------------------------------------------------------------------------
                                                  STOCKHOLDERS
-----------------------------------------------------------------------------------------------------------------
                                         ANNUAL MEETINGS OF STOCKHOLDERS

SYBASE                                                      NEON
- The annual meeting of stockholders must be held on        - The annual meeting of stockholders shall be held on
  a date and at a place within or without Delaware as         a date and at a place fixed by the NEON board of
  may be designated by resolution of the board of             directors. In the absence of such designation, the
  directors.                                                  annual meeting of stockholders shall be held on the
                                                              third Friday in June in each year at 3:00 p.m.
                                                              However, if such day falls on a legal holiday, then
                                                              the meeting shall be held at the same time and
                                                              place on the next succeeding full business day.

                                        SPECIAL MEETINGS OF STOCKHOLDERS

SYBASE                                                      NEON
- Special meetings of the stockholders, for any             - A special meeting of stockholders may be called at
  purposes, may be called at any time by the board of         any time by the board of directors, the chairman of
  directors, by the chairman of the board, by the             the board or the chief executive officer, or by one
  president or by the chief executive officer, or by          or more stockholders holding shares in the
  one or more stockholders holding shares in the              aggregate entitled to cast not less than 20% of the
  aggregate entitled to cast not less than 10% of the         votes of all shares of stock owned by stockholders
  votes at that meeting.                                      entitled to vote at that meeting.

-----------------------------------------------------------------------------------------------------------------
                                              STOCKHOLDER PROPOSALS

SYBASE                                                      NEON
- A Sybase stockholder wishing to bring business            - A NEON stockholder wishing to bring business before
  before the annual or special stockholders' meeting          the annual stockholders' meeting must provide
  must provide written notice to the corporation's            written notice not less than 90 days in advance of
  secretary. The notice must be received not less             the annual meeting; provided, however, that in the
  than 90 days prior to the meeting.                          case of a meeting called by or on behalf of the
                                                              board of directors of NEON where prior notice, or
                                                              public disclosure, of the meeting has not been
                                                              given or made at least 100 days prior to such
                                                              meeting, notice by the stockholder to be timely
                                                              must be so received not later than the close of
                                                              business on the tenth day following the day on
                                                              which such notice of the date of the meeting was
                                                              mailed or such public disclosure was made.

                                            STOCKHOLDER RIGHTS PLANS

SYBASE                                                      NEON
- Sybase entered into a Preferred Shares Rights             - NEON entered into a Preferred Shares Rights
  Agreement dated as of March 24, 1992 between Sybase         Agreement dated as of August 5, 1998 between NEON
  and The First National Bank of Boston as rights             and Bank Boston, N.A. as rights agent (commonly
  agent (commonly referred to as a "poison pill").            referred to as a "poison pill"). NEON has amended
                                                              this agreement so that it will not apply to the
- Rights will separate from Sybase's common stock and         offer and merger.
  become exercisable following the tenth day (or such
  later date as may be determined by a majority of          - Rights will separate from NEON's common stock and
  the directors not affiliated with the acquiring             become exercisable following (a) the fifteenth day
  person or group) after a person or group (a)                (or such later date as may be determined by a
  acquires beneficial ownership of 15% or more of             majority of the board of directors) after a person
  Sybase's common stock or (b) announces a tender or          or group acquires beneficial ownership of 15% or
  exchange offer, the consummation of which would             more of NEON's common stock or (b) the fifteenth
  result in ownership by a person or group of 15% or          day (or such later date as may be determined by a
  more of Sybase's common stock.                              majority of the board of directors) after a person
                                                              or group announces a tender or exchange offer, the
- There is an exception, under certain terms, for an          consummation of which would result in ownership by
  acquisition by Lotus Development Corporation.               a person or group of 15% or more of NEON's common
                                                              stock. However, with respect to George F. (Rick)
- After the distribution date, each Right will                Adam, Jr., the applicable percentage shall be 25%
  entitle the holder, other than the acquiring person         in lieu of 15% and with respect to other
  or group, to purchase shares of Sybase common stock         stockholders of record on the record date, the
  at a 50% discount to its market price as of the             applicable percentage shall be 20% in lieu of 15%.
  purchase date.
                                                            - After the distribution date, each Right will
                                                            entitle the holder, other than the acquiring person
                                                              or group, to purchase shares of NEON common stock
                                                              at a 50% discount to its market price as of the
                                                              purchase date.

STATE ANTI-TAKEOVER LAWS

     Under Delaware law, a Delaware corporation generally may not engage in a "business combination" with an "interested stockholder" for a period of three years following the date that the stockholder became an interested stockholder. "Business combination" includes a merger, consolidation, asset sale or other transaction resulting in a financial benefit to the interested stockholder. "Interested stockholder" is a person who, together with affiliates and associates, owns, or within three years, did own 15% or more of the corporation's voting stock. This prohibition does not apply if

     - the corporation has elected not to be governed by these restrictions;

     - prior to the time that the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction resulting in the stockholder's becoming an interested stockholder;

     - upon consummation of the transaction resulting in the stockholder's becoming an interested stockholder, the stockholder owns at least 85% of the outstanding voting stock of the corporation, excluding voting stock owned by directors who are also officers and certain employee stock plans; or

     - at or subsequent to the time that the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that the interested stockholder does not own.

     Neither Sybase nor NEON has elected not to be governed by these restrictions. The NEON board of directors has taken the necessary action to make the above restrictions on business combinations inapplicable to the offer and the merger.

      BENEFICIAL SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth certain information concerning the beneficial ownership of shares of NEON common stock as of April 30, 2001 for (1) each person or entity who is known by NEON to own beneficially more than 5% of the outstanding shares; (2) each of NEON's directors; (3) each of NEON's executive officers; and (4) all directors and executive officers of NEON as a group.

                                                                 SHARES        PERCENTAGE
                                                              BENEFICIALLY    BENEFICIALLY
    5% STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS(1)        OWNED(2)        OWNED(2)
    ----------------------------------------------------      ------------    ------------
Sybase, Inc. ...............................................   29,642,458        79.99%
  6475 Christie Avenue
  Emeryville, CA 94608
John C. Chen(3).............................................   29,642,458        79.99
Pieter Van der Vorst(3).....................................   29,642,458        79.99
Daniel R. Carl(3)...........................................   29,642,458        79.99
Marty Beard(3)..............................................   29,642,458        79.99
Raj Nathan(3)...............................................   29,642,458        79.99
George F. (Rick) Adam, Jr.(4)...............................      302,905            *
Patrick J. Fortune(5).......................................      754,683         2.00
Frederick T. Horn(6)........................................      423,665         1.13
Peter Hoversten(7)..........................................      201,828            *
Franz Koepper(8)............................................       10,312            *
All directors and executive officers as a group (10
  persons)(9)...............................................   31,335,851        80.86

---------------
 *  Less than 1%.

(1) This information was obtained from filings made with the SEC pursuant to Sections 13(d) or 13(g) of the Exchange Act. Unless otherwise indicated, the address of each of the individuals or entities named above is: c/o New Era of Networks, Inc., 6550 Greenwood Plaza Boulevard, Englewood, Colorado 80111.

(2) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual or entity has voting power or investment power and also any shares which the individual or entity has the right to acquire within 60 days of April 30, 2001 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(3) Represents shares owned by Sybase, Inc., over which the named individual may be deemed to have beneficial ownership by virtue of such individual's executive position at Sybase. The named individual disclaims beneficial ownership of such shares except to the extent of his pecuniary interest.

(4) Includes 302,905 shares issuable upon exercise of stock options that are exercisable within 60 days of April 30, 2001.

(5) Includes 754,683 shares issuable upon exercise of stock options that are exercisable within 60 days of April 30, 2001.

(6) Includes 423,665 shares issuable upon exercise of stock options that are exercisable within 60 days of April 30, 2001.

(7) Includes 201,828 shares issuable upon exercise of stock options that are exercisable within 60 days of April 30, 2001.

(8) Includes 10,312 shares issuable upon exercise of stock options that are exercisable within 60 days of April 30, 2001.

(9) Includes 1,693,393 shares issuable upon exercise of stock options that are exercisable within 60 days of April 30, 2001.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act ("Section 16(a)") requires NEON's officers and directors, and persons who own more than ten percent of a registered class of NEON's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC and the NASD. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish NEON with copies of all such forms that they file.

     Based solely on a review of the copies of such forms received by NEON, or written representations from certain reporting persons that no Forms 5 were required for such persons, NEON believes that during 2000 all Section 16(a) filing requirements applicable to its officers, directors and ten-percent stockholders were complied with.

                                 LEGAL MATTERS

     Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Sybase, will pass on the validity of the shares of Sybase common stock to be issued to NEON stockholders in the merger.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited Sybase's consolidated financial statements and schedule included in Sybase's Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this information statement. Sybase's financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     The consolidated financial statements of New Era of Networks, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2000, incorporated by reference in this information statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                                 OTHER MATTERS

     We do not intend to hold a 2001 annual meeting prior to the scheduled consummation of the merger. If the merger is not consummated and we do hold a 2001 annual meeting, we will notify you of such meeting, including the date by which stockholder proposals must be received at NEON's executive offices in order to be considered for inclusion in the proxy materials relating to such meeting.

     We do not intend to bring any other matters before the special meeting, and are not aware of any other matters that are expected to be brought properly before the special meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

     Sybase and NEON file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

   Public Reference Room     North East Regional Office     Midwest Regional Office
  450 Fifth Street, N.W.        7 World Trade Center        500 West Madison Street
        Suite 1024                    Room 1300                   Suite 1400
  Washington, D.C. 20549      New York, New York 10048         Chicago, Illinois
                                                                  60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an

Internet worldwide website that contains reports, proxy statements and other information about issuers, like Sybase and NEON, who file electronically with the SEC. The address of that site is http://www.sec.gov.

     The SEC allows NEON to "incorporate by reference" information into this Information Statement, which means that NEON can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Information Statement, except for any information superseded by information contained directly in this Information Statement. This information statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about NEON, Sybase and its financial condition.

     The following documents listed below that Sybase or NEON have previously filed with the SEC are incorporated by reference:

                                                                  PERIOD
                                                                  ------
Sybase's Registration Statement on Form
  S-4........................................  Filed on March 15, 2001, as amended
Sybase's Tender Offer Statement on Schedule
  TO.........................................  Filed on March 15, 2001, as amended
Sybase's Annual Report on Form 10-K..........  Year ended December 31, 2000, as amended
Sybase's Quarterly Reports on Form 10-Q......  Quarters ended March 31, 2000, June 30, 2000 and September 30, 2000
The description of Sybase common stock set
  forth in Sybase's registration statement on
  Form 8-A, (File No. 0-19395) including any
  amendment or report filed for purposes of
  updating the description...................  Declared effective on August 13, 1991
The description of Sybase's Preferred Share
  Purchase Plan and Series A Participating
  Preferred Stock set forth in Sybase's
  registration statement on Form 8-A/A,
  including any amendment or report filed for
  purposes of updating the description.......  Filed on November 14, 1996
Sybase's Current Reports on Form 8-K.........  Filed on: February 3, 2000 (as amended by
                                                         Form 8-K/A filed on April 3, 2000,
                                                         June 19, 2000 and June 29, 2000)
                                                         April 27, 2000
                                                         April 4, 2001
                                                         April 13, 2001
NEON's Solicitation/Recommendation Statement
  on Schedule 14D-9..........................  Filed on March 15, 2001
NEON's Annual Report on Form 10-K............  Year ended December 31, 2000
NEON's Quarterly Report on Form 10-Q.........  Quarter ended September 30, 2000
The description of NEON's common stock, set
  forth in NEON's registration statement on
  Form 8-A, including any amendment or report
  filed for purposes of updating the
  description................................  Filed on August 14, 1998
NEON's Current Report on Form 8-K............  Filed on April 27, 2001 (as amended by Form
                                               8-K/A filed on May 2, 2001) February 28, 2001

     DOCUMENTS INCORPORATED BY REFERENCE ARE AVAILABLE FROM US WITHOUT CHARGE UPON REQUEST TO OUR INFORMATION AGENT, CORPORATE INVESTOR COMMUNICATIONS, INC., 111 COMMERCE ROAD, CARLSTADT, NEW JERSEY 07072, COLLECT AT 1-201-896-1900 OR TOLL-FREE AT 1-866-241-2788. IN ORDER TO ENSURE TIMELY DELIVERY, ANY REQUEST SHOULD BE SUBMITTED NO LATER THAN MAY 28, 2001. IF YOU REQUEST ANY INCORPORATED DOCUMENTS FROM US, WE WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.

     We have not authorized anyone to give any information or make any representation about the offer and/or merger that is different from, or in addition to, that contained in this Information Statement or in any of the materials that we have incorporated by reference into this Information Statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

     All documents that either Sybase or NEON file pursuant to Section 12(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this Information Statement and prior to the date of the special meeting shall be deemed to be incorporated by reference into this Information Statement and to be a part hereof from the dates of filing such documents or reports. Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein modifies or supercedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.